Exhibit 10.11

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AS INDICATED BY [REDACTED] AND SEPARATELY FILED WITH THE COMMISSION.

CLIFFORD CHANCE LLP

EXECUTION VERSION

FINCAR FLEET B.V., SUCURSAL EN ESPAÑA

AS DUTCH FLEETCO

AVIS ALQUILE UN COCHE, S.A.

AS SPANISH SERVICER

AND

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

AS FLEETCO SECURITY AGENT

SPANISH SERVICING AGREEMENT

- i -

- ii -

THIS AGREEMENT is made on 5 March 2013

BETWEEN:

(1)

FINCAR FLEET B.V., SUCURSAL EN ESPAÑA, the Spanish branch of FINCAR FLEET B.V. (a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of Netherlands) with registered address at Avenida Manoteras, nº 32, 28050 Madrid, Spain and Spanish fiscal identification number W0037096E and registered at the Mercantile Registry in Madrid under volume 28809, page 190, section 8th and sheet M-518708, first entry (the “Dutch FleetCo”);

(2)	AVIS ALQUILE UN COCHE, S.A. (registered at the Mercantile Registry of Madrid under volume 2552, page 68, sheet number M-44527, inscription 265ª and with fiscal identification number A28152767), a company incorporated in Spain with its principal place of business in Spain, whose registered office is at Avenida Manoteras, nº 32, 28050 (Madrid) (the “Spanish Servicer”); and

(3)	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, a bank incorporated pursuant to the laws of France with registered office at 9 quai du Président Paul Doumer, 92920 Paris, la Défense Cedex, France, registered with the Registre du Commerce et des Sociétés de Nanterre with number 304.187.701, in its capacity as FleetCo Security Agent for the FleetCo Secured Creditors (the “FleetCo Security Agent”).

INTRODUCTION:

(A)	The Spanish Servicer carries on the business of operating a vehicle rental business in Spain.

(B)	Dutch FleetCo owns or will own Vehicles and lease them to Avis Alquile un Coche, S.A. in its capacity as lessee under the Spanish Master Lease Agreement.

(C)	Spanish Servicer has agreed to act as servicer to provide certain administrative services to Dutch FleetCo in respect of, amongst other things, the Vehicles, in accordance with the terms of this Agreement.

(D)	Dutch FleetCo will also enter into a Public Deed (póliza) of Pledge over Vehicles and a Third Party Holding Agreement in relation to the Public Deed of Pledge over Vehicles in order to secure its obligations in relation to the Spanish Vehicle Fleet in favour of the FleetCo Secured Creditors.

THE PARTIES AGREE as follows:

SECTION A

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.	DEFINITIONS

1.1	Definitions

1.1.1	Unless otherwise defined in this Agreement or the context requires otherwise, capitalised words and expressions used in this Agreement have the meanings ascribed to them in the Master Definitions Agreement dated on or about the date hereof, and entered into by, amongst others, the Issuer, the Issuer Security Trustee and the Transaction Agent (the “Master Definitions Agreement”) (as the same may be amended, varied or supplemented from time to time) and shall be governed by Spanish law when used in this Agreement.

1.1.2	If there is any inconsistency between the definitions given in this Agreement and those given in the Master Definitions Agreement or any other Transaction Document, the definitions set out in this Agreement will prevail.

1.1.3	In this agreement the following definition is also used:

“Tax on Motor Vehicles” means “Impuesto sobre Vehículos de Tracción Mecánica” and is a Spanish annual fee in respect of any motor vehicle suitable for use on public roadways.

2.	PRINCIPLES OF INTERPRETATION

2.1	Construction of words

The provisions of clause 2 (Principles of Interpretation and Construction) of the Master Definitions Agreement shall apply herein as if set out in full herein.

2.2	Meaning of “to ensure” or “to procure”

In this Agreement, where there is a reference to the giving of notices, performing of calculations, provision of documents, making of determinations and other administrative activities, in each case, to be carried out “to ensure” or “to procure” the compliance with or performance of certain terms in certain agreements, any such reference means the giving of all such notices, the making of all such calculations, the provision of all such documents, the making of all such determinations and all such other administrative activities as are required by the terms of such agreements to make such compliance or performance possible.

2.3	Meaning of “to arrange”

Where this Agreement states that the Spanish Servicer is “to arrange” for a payment to be made, or other obligations to be performed, to or by Dutch FleetCo or any other person, the Spanish Servicer (unless expressly provided otherwise) shall be obliged to use best endeavours to make all the necessary arrangements within the Spanish Servicer’s control required on the part of Dutch FleetCo and/or of itself to facilitate such payment or performance and to the extent that it has done so shall have discharged its obligation “to arrange” for the relevant payment to be made or other obligation to be performed and shall not be liable as primary debtor, indemnitor, guarantor or otherwise as surety, in respect of such payment or other obligations.

2.4	Construction of “Lessee”

In this Agreement, any reference to the “Lessee” shall be deemed to be a reference to Avis Alquile Un Coche, S.A. acting as lessee under the Spanish Master Lease Agreement.

2.5	Spanish Servicer not regarded as payer

In this Agreement the Spanish Servicer shall not be regarded as the “payer” merely by reason of it making necessary arrangements within the Spanish Servicer’s control for the transmission or payment of funds.

2.6	Prevalence of Third Party Holding Agreement

Each of Dutch FleetCo and the Spanish Servicer agrees that the role of the Spanish Servicer as Third Party Holder shall prevail over the role of the same as Spanish Servicer and that the terms of the Third Party Holding Agreement shall prevail over the terms of this Agreement in the event of any conflict or discrepancy arising.

3.	COMMON TERMS

3.1	Incorporation of Common Terms

The Common Terms apply to this Agreement and shall be binding on the parties to this Agreement as if set out in full in this Agreement.

3.2	Conflict with Common Terms

If there is any conflict between the Common Terms as incorporated by reference into this Agreement and the other provisions of this Agreement, the provisions of the incorporated Common Terms shall prevail to the fullest extent permitted by applicable law. For the purpose of this Agreement the Common Terms shall be governed, read and construed in accordance with Spanish law.

SECTION B

APPOINTMENT AND DELEGATION

4.	APPOINTMENT OF SPANISH SERVICER

4.1	Appointment

Dutch FleetCo hereby appoints the Spanish Servicer in accordance with this Agreement to be the Servicer, to provide the Services (as defined and set out in Schedule 1 (Services)) in accordance with the terms of this Agreement with effect from the date hereof and the Spanish Servicer accepts such appointment.

4.2	Conditions precedent

The appointment of the Spanish Servicer pursuant to Clause 4.1 (Appointment) is subject to the satisfaction of all the conditions precedent required to be satisfied by the Lessee pursuant to clause 6.2 (Conditions precedent to lease) of the Spanish Master Lease Agreement and the receipt of the documents listed in Schedule 4 (Conditions Precedent), each in a form satisfactory to Dutch FleetCo.

4.3	Spanish Servicer’s agency limited

The Spanish Servicer shall have no authority by virtue of this Agreement to act for or represent Dutch FleetCo as agent or otherwise save in respect of those functions and duties which it is expressly authorised to perform and discharge by this Agreement in an agency capacity and for the period during which this Agreement so authorises it to perform and discharge those functions and duties.

4.4	Spanish Servicer’s authority necessary to exercise of rights

In connection with the rights, powers and discretions conferred on the Spanish Servicer under this Agreement, the Spanish Servicer shall have the full power, authority and right to do or cause to be done any and all things which it reasonably considers necessary in relation to the exercise of such rights, powers and discretions in relation to the performance of the relevant Services.

4.5	Spanish Servicing Standard

The Spanish Servicer shall, at all times during the term of this Agreement, perform its obligations with all reasonable care, skill and diligence and in the utmost good faith and in the same manner as it would service assets to which it was beneficially entitled and with at least the same care and skill that would be expected of a professional servicer of similar assets (the “Servicing Standard”).

5.	OUTSOURCING

5.1	The Spanish Servicer may delegate all or part of the Services to any person as its Sub-contractor on the condition that:

5.1.1	the Spanish Servicer reasonably believes that the Sub-contractor is capable of, and experienced in, performing the sub-contracted Services;

5.1.2	no cost shall be borne by Dutch FleetCo or the FleetCo Security Agent in connection with such delegation;

5.1.3	the Spanish Servicer shall maintain up-to-date records of the Services which have been delegated to any Sub-contractor, and such records shall contain the name and contact information of the Sub-contractor;

5.1.4	in delegating any of the Services to a Sub-contractor, the Spanish Servicer shall act as a principal and not as an agent of Dutch FleetCo and shall use reasonable skill and care in choosing a Sub-contractor;

5.1.5	the Spanish Servicer shall not be released or discharged from any liability under this Agreement, and no liability shall be diminished, and shall remain primarily liable for the performance of all of the obligations of the Spanish Servicer under this Agreement;

5.1.6	the performance or non-performance and the manner of performance by any Sub-contractor of any of the Services shall not affect the Spanish Servicer’s obligations under this Agreement;

5.1.7	any breach in the performance of the Services by a Sub-contractor shall be treated as a breach of this Agreement by the Spanish Servicer;

5.1.8	neither Dutch FleetCo nor the FleetCo Security Agent shall have any liability for any act or omission of any Sub-contractor and shall have no responsibility for monitoring or investigating the suitability of any Sub-contractor;

5.1.9	any obligations delegated to an entity are identical or similar to those obligations undertaken by the Spanish Servicer vis-a-vis Dutch FleetCo under this Agreement; and

5.1.10	to the extent that the Spanish Servicer retains the services of third parties to transport Vehicles belonging to Dutch FleetCo in respect of which the lease has expired pursuant to the Spanish Master Lease Agreement, and provided that such Vehicles are transported in connection with the provision of the Services, the Spanish Servicer shall promptly send or cause to be sent to each transporter at the latest on the date on which the first aforementioned Vehicle is transported by such transporter, a notice confirming the ownership of the Vehicles by Dutch FleetCo.

5.2	The Spanish Servicer shall (i) notify the Transaction Agent and the FleetCo Security Agent of the identity of any such delegate, and (ii) provide a copy of any sub-delegation agreement to the Transaction Agent and FleetCo Security Agent as soon as reasonably practicable after it is entered into.

6.	GRANT OF POWERS OF ATTORNEY

Dutch FleetCo shall from time to time upon receipt of request by the Spanish Servicer, promptly give to the Spanish Servicer any powers of attorney or other written authorisations or mandates and instruments as are reasonably necessary to enable the Spanish Servicer to perform its obligations under this Agreement. Such powers of attorney shall cease to have effect when the Spanish Servicer ceases to act as servicer under this Agreement.

7.	LIABILITY AND FORCE MAJEURE

7.1	Liabilities

The Spanish Servicer shall not be liable in respect of any Liabilities suffered or incurred by Dutch FleetCo or the FleetCo Security Agent as a result of the performance of its obligations under this Agreement save where such Liability is suffered or incurred as a result of any negligence, fraud or wilful default of the Spanish Servicer or a Sub-contractor or any material breach by them of the provisions of this Agreement (including any breach under Clause 4.5 (Spanish Servicing Standard)).

7.2	Spanish Servicer not liable for obligations

Subject to Clause 7.1 (Liabilities) but notwithstanding any other provisions of this Agreement, if the Spanish Servicer is rendered unable to carry out any of its obligations under this Agreement as a result of:

7.2.1	failure by a FleetCo Secured Creditor to comply with any of its obligations under a Relevant Transaction Document; or

7.2.2	it being prevented from so doing by any Regulatory Direction or any Requirement of Law (other than arising as a result of an Insolvency Event in respect of the Spanish Servicer); or

7.2.3	the occurrence of a Force Majeure Event,

the Spanish Servicer shall not be liable for any failure to carry out such obligations for so long as it is so prevented, provided that this Clause shall not apply if such event arises as a result of a wilful default, fraud, illegal dealing or breach of an agreement by the Spanish Servicer or its Sub-contractor.

7.3	Spanish Servicer to minimise loss

Notwithstanding that in the circumstances specified in Clause 7.2 (Spanish Servicer not liable for obligations) it is relieved from liability for failure to perform its obligations under this Agreement, the Spanish Servicer shall take such reasonable steps as are available to it (if any) to meet such obligations while such circumstances subsist and shall take such reasonable steps as are available to it in its sole discretion to procure that such event ceases to occur and/or that any loss resulting from any such event is minimised, including the installation and use of back-up information technology systems.

7.4	Spanish Servicer notice of failure to carry out obligations

If the Spanish Servicer is prevented from carrying out any of its obligations under this Agreement as a result of any event referred to in Clause 7.2 (Spanish Servicer not liable for obligations), the Spanish Servicer shall give notice to Dutch FleetCo and the Transaction Agent and FleetCo Security Agent as soon as reasonably practicable after being so prevented detailing the particulars of such event and, as soon as reasonably practicable thereafter, upon written request of Dutch FleetCo, the Transaction Agent and the FleetCo Security Agent, a notice indicating the steps, if any, which the Spanish Servicer proposes to take pursuant to Clause 7.3 (Spanish Servicer to minimise loss).

7.5	Vehicle Loss

If a loss, damage, theft, destruction, attachment, seizure, confiscation or other Liability is suffered with respect to a Vehicle (“Vehicle Loss”), however caused or occasioned, the Spanish Servicer shall bear the risk of such Vehicle Loss and indemnify Dutch FleetCo forthwith for Liabilities suffered in relation thereto, and may assert such claims or other appropriate actions which it considers to have a reasonable prospect of success on behalf of Dutch FleetCo or itself, after taking into account the desirability of pursuing such claim and the costs of such action, as may be required to recover such Vehicle Loss from the party responsible for such Vehicle Loss.

7.6	Data protection

The Spanish Servicer and Dutch FleetCo acknowledge and accept that for the provision of services under the Spanish Master Lease Agreement and the Spanish Servicing Agreement it may be necessary for the Spanish Servicer to have access to personal data for which Dutch FleetCo is responsible (the “Data Files”), whereby the Spanish Servicer will process such Data Files on Dutch FleetCo’s behalf.

The Spanish Servicer and Dutch FleetCo acknowledge and accept that for the provision of services under the Spanish Master Lease Agreement and the Spanish Servicing Agreement it may be necessary that some of the Spanish Servicer’ providers have access to personal data for which Dutch FleetCo is responsible (the “Sub-processor” or “Sub-processors”).

7.6.1	Processing:

In order to comply with the provisions of Article 12 of Organic Law 15/1999, dated 13 December, on the Protection of Personal Data (the “LOPD”) and implementing regulations, the parties agree that if the Spanish Servicer or the Sub-processor/s are requested to process protected data, the following rules will apply:

(i)	The Spanish Servicer will maintain the secrecy and confidentiality of the Data Files.

(ii)	The Spanish Servicer must follow Dutch FleetCo’s instructions when processing the Data Files.

(iii)	The Spanish Servicer will not apply or use these Data Files for purposes other than for the provision of the services referred to herein.

(iv)	The Spanish Servicer must not communicate or assign these Data Files to third parties even if such assignment is for conservation purposes.

(v)	The Spanish Servicer will adopt, with regard to the Data Files, the security measures required in order to comply with Article 9 of the LOPD and Royal Decree 1720/2007, dated 21 December, which approves the implementing regulations of the LOPD. Such security measures may be modified at Dutch FleetCo´s request in order to adapt them pursuant to changes in the regulations or as a result of variations to the type of personal data included in the Data Files.

Upon termination of this Agreement or, if applicable, at the request of Dutch FleetCo upon completion of the services, the Data Files that the Spanish Servicer may have in its possession (as well as any files or documents that contain any personal data included in the Data Files), will be returned to Dutch FleetCo or, upon the latter’s written request, destroyed in their entirety, all of this within a period of seven (7) business days, and the Spanish Servicer will be responsible for providing proof that it has done so should Dutch FleetCo request the same.

The Spanish Servicer undertakes to assume directly liability and to hold Dutch FleetCo harmless from any liabilities, including but not limited to, administrative sanctions, which Dutch FleetCo may face as a result of the failure by the Spanish Servicer to comply with all or part of its obligations established in this Clause, to the extent that such liability or breach derives from actions or omissions on the part of the Spanish Servicer within its remit.

7.6.2	Subprocessing:

In order to comply with the provisions of Article 21 of Royal Decree 1720/2007 dated 21 December, the parties agree that the Sub-processor/s may have access to personal data for which Dutch FleetCo is responsible, in order to co-operate and/or render services necessary and linked with those administrative services to be rendered by the Spanish Servicer in respect of, amongst other things, the Vehicles as described in this Agreement and/or the Spanish Master Lease Agreement.

For this purposes, the Spanish Servicer hereby shall communicate to Dutch FleetCo the identity of each Sub-processor before each sub-processing takes place, by means of the communication form attached as Schedule 7.

The Spanish Servicer must ensure that the Sub-processor/s proceed/s according to Dutch FleetCo’s instructions and guidelines.

Additionally, the Spanish Servicer shall enter into an agreement with the Sub-processor/s in the same terms as those set out in the template attached as Schedule 8 and provide a copy of such sub-processor agreement to the Transaction Agent and the FleetCo Security Agent as soon as practicable after it has been entered into.

SECTION C

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.	SPANISH SERVICER REPRESENTATIONS AND WARRANTIES

The Spanish Servicer makes (i) the representations and warranties it makes under clause 3.2 (Representations and Warranties of the Avis Obligors) of the Framework Agreement at the times set out in the Framework Agreement and (ii) the representations and warranties of this Clause 8 to Dutch FleetCo and the FleetCo Security Agent on the terms set out below, as at the Effective Date and on each Lease Determination Date and each Lease Payment Date, with reference to the facts and circumstances then existing.

8.1	Solvency

No Insolvency Event has occurred in respect of the Spanish Servicer.

8.2	No Cross Default

To the best of the Spanish Servicer’s knowledge and belief, it is not in breach of or default under any agreement, indenture, contract, mortgage, deed or other instrument to which it is a party or which is binding on it or any of its assets, (i) where such agreement, indenture, contract, mortgage, deed or other instrument relates to Financial Indebtedness, the aggregate amount of such Financial Indebtedness exceeds EUR 30,000,000 (or its equivalent in any other currency); or otherwise (ii) where such breach or default would reasonably be expected to have a Material Adverse Effect in respect of the Spanish Servicer (as if references in the definition of Material Adverse Effect to Dutch FleetCo, Italian FleetCo and the Issuer were a reference to the Spanish Servicer).

8.3	Arm’s Length Transactions

This Agreement has been entered into by the Spanish Servicer in good faith for the benefit of the Spanish Servicer and on arm’s length commercial terms.

8.4	Insurances

Neither the Insurance Policies (as defined in the Spanish Master Lease Agreement) nor any part thereof are subject to any Security.

8.5	Employees

8.5.1	Deemed Reiteration

In relation to all employees involved in the provision of the services provided to Dutch FleetCo:

(i)	the Spanish Servicer has complied with all material labour and social security laws and regulations, as well as any applicable collective bargaining agreement;

(ii)	the Spanish Servicer has punctually made all payments due by it in application of labour or any social security laws or regulations as well as with any applicable collective bargaining agreement (to the extent such non-payment may create liability for Dutch FleetCo); and

(iii)	no claim (a “Claim”) is asserted, or to the best of its knowledge, expected against it in connection with its application of such labour and social security laws and regulations and any applicable collective bargaining agreement (to the extent such Claim may create liability for Dutch FleetCo), this representation being made from the Signing Date and which shall be deemed repeated on each Reporting Date.

8.5.2	Disclosure Certificate

If the Spanish Servicer becomes aware, in relation to any of its employees involved in the provision of the services provided to Dutch FleetCo, of any non-payment referred to under Clause 8.5.1 (i) above or any Claim referred to under Clause 8.5.1 (ii) above, which renders the representation made on the preceding Reporting Date incorrect or misleading, it shall disclose with sufficient details in a certificate (the “Disclosure Certificate”) to be delivered to Dutch FleetCo on the immediately following Reporting Date, the element which renders such representation incorrect or misleading.

8.5.3	Information Undertaking and inspection

(i)	The Spanish Servicer will provide Dutch FleetCo, on the Signing Date and on a monthly basis (upon request by Dutch FleetCo), with the updated “certificates of compliance” issued by the General Treasury of the Social Security.

(ii)	Dutch FleetCo has the right to request the delivery by the Spanish Servicer, at any time during usual business hours and upon 15 days’ reasonable prior written notice (but not more than once within a calendar month) of the Social Security Contribution Bulletins of the Services (as defined and set out in Schedule 1 (Services)), with the relevant registry data and stamps, or the electronic certificate from the General Treasury of the Social Security demonstrating that the relevant monthly payments to the Social Security have been made.

(iii)	Dutch FleetCo has the right to inspect, at any time, during usual business hours and upon giving 15 days’ prior written notice (specifying the documentation to be inspected), all documentary evidence of the Spanish Servicer’s fulfilment of the relevant payment obligations which the latter has undertaken in application of any labour or Social Security laws, provided in that respect that no more than two inspections referred to in this paragraph are instigated by Dutch FleetCo within the same year, unless such inspection is instigated as a result of any existing failure or misrepresentation by the Spanish Servicer.

8.5.4	Non-covered risk

If any inspection or information request reveals that:

(i)	the Spanish Servicer has not punctually made all payments due by it in application of labour or any social security laws and regulations and applicable collective bargaining agreement and/or Claim(s) are asserted, or to the best of its knowledge, expected against it in connection with its application of such labour and social security laws and regulations and applicable collective bargaining agreement (to the extent such non-payment or such Claim(s), as the case may be, may create liability for Dutch FleetCo); and

(ii)	the Spanish Servicer has not paid the amount it should have paid to Dutch FleetCo had such fact or information been fully and duly disclosed,

then the Spanish Servicer shall pay to Dutch FleetCo, within 15 Business Days after reception of the inspection report, an amount equal to the amount claimed or at stake (as such amount will be conclusively determined by Dutch FleetCo, after having discussed such calculation in good faith with the Spanish Servicer, on the basis of the detailed conclusions of the relevant inspection (a copy of which being provided to the Spanish Servicer) or of the information it has received and taking into account all amounts (including any fixed amount) already paid (if any) to cover such non-payment and/or Claim).

Such amount shall be repaid by Dutch FleetCo to the Spanish Servicer only (i) when, in relation to the event which gave rise to the payment of such reserve, the Spanish Servicer is able to clearly demonstrate that it has punctually made all payments due by it and/or that no Claim is asserted against it in connection therewith and (ii) subject to the terms of the Schedule 3 (Priorities of Payments) of the Framework Agreement.

8.5.5	Sanctions

Non-delivery

Upon the failure by the Spanish Servicer to comply with or perform any of its delivery obligations set out in items (i) and/or (ii) of paragraph 8.5.3 above (to the extent provided to the Spanish Servicer by the relevant competent authority, unless the Spanish Servicer has failed to duly request the relevant document to the competent authority and subject to a five (5) Business Days, cure period), it shall pay, on demand and to Dutch FleetCo, a fixed amount of EUR 100,000 (subject to (i) downward adjustment with the prior consent of the FleetCo Security Agent or (ii) upwards adjustment upon request of rating agencies) by way of indemnity.

Inspection Failure

Without prejudice to the foregoing:

(i)	if the Spanish Servicer fails to provide Dutch FleetCo (or any professional instructed by it) with any document which may be reasonably required during any inspection; and

(ii)	if the lack of such document results in a material liability risk according to Dutch FleetCo (or any professional instructed by it) (acting reasonably),

then the Spanish Servicer shall immediately pay, on demand and to Dutch FleetCo, a fixed amount of EUR 100,000 (subject to (i) downward adjustment with the prior consent of the FleetCo Security Agent or (ii) upwards adjustment upon request of rating agencies) by way of indemnity.

This amount shall be increased (by way of additional payment to Dutch FleetCo) or decreased (by way of repayment to the Spanish Servicer, subject to the terms of Schedule 3 (Priorities of Payments) of the Framework Agreement), as the case may be, on the date Dutch FleetCo (or any professional instructed by it) is able to precisely determine the relevant non-payment and/or Claim (or the absence of any such liability risk, should the Spanish Servicer be able to clearly demonstrate that it has punctually made all payments due by it and/or that no Claim is asserted against it in connection with the liability risk referred to above).

8.5.6	Outsourcing

To the extent that the outsourcing may entail a risk of assumption by Dutch FleetCo of the employment, tax and Social Security related liabilities of the sub-contractor, the Spanish Servicer shall not be entitled, at any event and under any circumstances, to sub-contract, outsource or delegate part of the services to perform under the Services (as defined in Schedule 1 (Services)), to any person as its sub-contractor.

To the extent that it may not entail a risk of assumption by Dutch FleetCo of the employment, tax and Social Security related liabilities of the sub-contractor, the Spanish Servicer may, with the prior written consent of Dutch FleetCo, delegate part of the services to perform under the Services (as defined in Schedule 1 (Services)) to any person as its sub-contractor on the condition that:

(i)	the Spanish Servicer shall maintain records of the services which have been delegated to any sub-contractor;

(ii)	the Spanish Servicer shall not be released or discharged from any liability or obligation under this Agreement and shall remain responsible for the performance of all of its obligations under this Agreement;

(iii)	any breach in the performance of the services by a sub-contractor shall be treated as a breach of this Agreement by the Spanish Servicer (subject to it being entitled to remedy such breach during the applicable grace period (if any)) under a FleetCo Event of Default;

(iv)	Dutch FleetCo shall not have any liability for any act or omission of any sub-contractor and shall have no responsibility for monitoring or investigating the suitability of any sub-contractor; and

(v)	where any sub-contractor gains or will gain custody of any vehicles of Dutch FleetCo in carrying out its obligations, the Spanish Servicer shall be required to ensure that such sub-contractor acknowledges Dutch FleetCo’s ownership of such assets and waives any retention right it may have thereover.

The Spanish Servicer shall provide a copy of each document delivered either by or to it pursuant to this Clause 8.5 to each of the Transaction Agent and the FleetCo Security Agent as soon as reasonably practicable.

8.5.7	Further representations

(a)	it is not a member of the same “group” of companies (as defined for the purposes of article 42.1 of the Spanish Commercial Code) as Dutch FleetCo; and

(b)	it is not a de factor director of Dutch FleetCo

9.	DUTCH FLEETCO REPRESENTATION

Dutch FleetCo represents, as at the Effective Date and on each Lease Determination Date and each Lease Payment Date, with reference to the facts and circumstances then existing, that it is not a member of the same “group” of companies (as defined for the purposes of article 42.1 of the Spanish Commercial Code) as Spanish Servicer.

10.	SPANISH SERVICER COVENANTS

The Spanish Servicer covenants from the date hereof to Dutch FleetCo and the FleetCo Security Agent, on the terms set out below, that:

10.1	Compliance with Relevant Transaction Documents

it will at all times comply with and perform all of its obligations under the Relevant Transaction Documents and use all reasonable efforts to procure that Dutch FleetCo comply with and perform all its obligations under the Relevant Transaction Documents.

10.2	Notification

it shall promptly, upon becoming aware of any:

10.2.1	breach of any of the representations and warranties in Clause 8 (Representations and Warranties);

10.2.2	breach of any undertaking given by the Spanish Servicer (in such capacity) under this Agreement;

10.2.3	FleetCo Event of Default;

10.2.4	expiry or termination (without renewal or replacement of contract with the same Vehicle Manufacturer and/or Vehicle Dealer) of a Vehicle Manufacturer Buy-Back Agreement or Vehicle Dealer Buy-Back Agreement with a Vehicle Manufacturer and/or Vehicle Dealer;

10.2.5	Potential Servicer Termination Event; or

10.2.6	Servicer Termination Event,

notify Dutch FleetCo, the Transaction Agent and the FleetCo Security Agent of the occurrence of any such event and (in connection with an event under Clauses 10.2.1, 10.2.2 and 10.2.5) the action the Spanish Servicer proposes to take with respect thereto and, to the extent that Dutch FleetCo has an obligation to deliver notices required by a Relevant Transaction Document in relation to such event, deliver such notices on behalf of Dutch FleetCo in accordance with the terms of such Relevant Transaction Document to which the Spanish Servicer is a party, and do all other things and make all such arrangements as are permitted and necessary pursuant to such Relevant Transaction Document in relation to such event, and it shall send a copy of all notifications and/or communication to the FleetCo Security Agent, Dutch FleetCo and the Transaction Agent.

10.3	Delivery of Certificate

upon delivery of the annual financial statements of the Spanish Servicer by the Central Servicer pursuant to clause 4.2.18 of the Framework Agreement, the Spanish Servicer shall deliver to Dutch FleetCo, the Transaction Agent and the FleetCo Security Agent a certificate from an Authorised Signatory of the Spanish Servicer stating whether there exists on the date of the certificate any condition or event which then constitutes a Potential Servicer Termination Event or Servicer Termination Event, and, in the case of a Potential Servicer Termination Event, specifying the action that the Spanish Servicer proposes to take with respect thereto.

10.4	No Assignment

without prejudice to Clause 5 (Outsourcing) and Clause 23.2 (Assignment), the Spanish Servicer shall not assign its rights or novate any of its obligations under this Agreement other than pursuant to or as contemplated in any Relevant Transaction Document.

10.5	Instructions

following a Servicer Termination Event, comply with any reasonable directions, orders or instructions which Dutch FleetCo or the FleetCo Security Agent may from time to time give in accordance with this Agreement (and in the event of conflict, those of the FleetCo Security Agent shall prevail).

10.6	Prevalence of Third Party Holding Agreement

at all times that its role as Third Party Holder prevails over its role as Lessee and that the terms of the Third Party Holding Agreement shall prevail over the terms of this Agreement in the event of any conflict or discrepancy arising.

10.7	Fictitious company

It shall not take any action which would result in Dutch FleetCo being a fictitious company.

10.8	Repossession or disposal of Vehicles

following the Liquidation Agent being directed by the Transaction Agent to dispose of any Vehicles in Spain in accordance with the Liquidation Agent Agreement, it shall not lodge any appeal or take any action to prejudice such repossession or disposal procedure.

10.9	Tax on Motor Vehicles

it will pay the Tax on Motor Vehicles in respect of each Vehicle as agent on behalf of the Lessor and provide the Lessor with a certificate from the relevant Tax Authorities confirming that such Tax has been paid.

10.10	Charge Costs

it shall ensure that Dutch FleetCo has sufficient funds to pay the Charge Costs on or prior to the date upon which the purchase price of the Vehicles becomes due and payable.

11.	DUTCH FLEETCO COVENANTS

Dutch FleetCo covenants that:

11.1	following the retention of the Monthly Target Corporate Profit Amount in respect of its Spanish Vehicle fleet and the payment of any necessary Spanish Taxes therefrom, it will declare and pay a dividend to its shareholders in an amount equal to the Monthly Target Corporate Profit Amount less such Taxes;

11.2	it is and will continue to act through its Spanish branch in respect of any activities conducted under or in accordance with this Agreement and with the Spanish Master Lease Agreement; and

11.3	as soon as practicable following receipt of the certificate referred to in Clause 10.9 (Tax on Motor Vehicles) above from the Lessee, it will reimburse the Lessee for the amount of Tax on Motor Vehicles specified in the relevant certificate.

SECTION D

FEES, COSTS AND EXPENSES

12.	SPANISH SERVICER FEES

As consideration for the provision to Dutch FleetCo of the relevant Services by the Spanish Servicer, Dutch FleetCo shall pay on a monthly basis, on each Lease Payment Date, subject to the FleetCo Priority of Payments, a fee (exclusive of VAT) in arrear to the Servicer in respect of the Related Month in an amount equal to [REDACTED] per cent. per annum, payable at one-twelfth of the annual rate, of the Net Book Value as of the last day of the preceding calendar month of the Vehicles of Dutch FleetCo as detailed in the relevant Fleet Report(s) (the “Spanish Servicer Fee”).

13.	COSTS AND EXPENSES

13.1	Dutch FleetCo to reimburse Spanish Servicer for Liabilities

Dutch FleetCo will reimburse the Spanish Servicer on each Lease Payment Date, in accordance with the FleetCo Priority of Payments, in respect of all Liabilities incurred by the Servicer in such capacity or on behalf of Dutch FleetCo pursuant to this Agreement in respect of the Related Month, provided that, for the purposes of this Clause 13.1, “Liabilities” shall not include payments made (or to be made hereunder) by the Spanish Servicer by way of indemnity or otherwise hereunder to Dutch FleetCo, including payments in connection with Vehicle Loss pursuant to Clause 7.5 (Vehicle Loss) or the disposal of Non-Eligible Vehicles pursuant to Schedule 1 (Services), Part A (Fleet Management), paragraph 2.2 or any Liabilities incurred by the Spanish Servicer other than in accordance with this Agreement or which the Spanish Servicer has incurred as a result of a breach of, or failure to perform under, this Agreement.

13.2	Unreimbursed costs and expenses to bear interest

13.2.1	If Dutch FleetCo fails to pay any amount payable by it under this Agreement on its due date, without prejudice to any other remedies of the Spanish Servicer, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate equal to 1.00% per annum during the period of non-payment.

13.2.2	Any interest accruing under Clause 13.2.1 shall be payable by Dutch FleetCo to the Spanish Servicer, in accordance with and on the dates specified in the FleetCo Priority of Payments.

14.	PAYMENT MECHANICS

14.1	Business days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

14.2	Currency of account

EUR is the currency of account and payment for any sum due from one party to another under this Agreement.

14.3	Set-off

All payments required to be made by any party under this Agreement shall be calculated without reference to any set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any set-off or counterclaim, except that any fees and expenses or other amounts due and payable by (i) Dutch FleetCo to the Spanish Servicer, or (ii) the Spanish Servicer to the Dutch FleetCo shall be reduced by any amount owed by, as the case may be, the Spanish Servicer in such capacity or as Lessee to Dutch FleetCo, or Dutch FleetCo to the Spanish Servicer or Lessee at such time under this Agreement or the Spanish Master Lease Agreement.

14.4	After-tax basis

All indemnities in this Agreement are given on an after-tax basis, which shall mean that any party liable to make a payment under an indemnity (“Payer”) shall pay such amount (the “Payment”) to the other party (“Payee”) and shall ensure that the Payee is, so far as is practically possible, restored to the same position as it would have been in had the matter giving rise to the Payer’s obligation to make the Payment not arisen and, accordingly, the amount of the Payment shall take into account inter alia (a) the amount of any deduction against profits (or tax) arising to the Payee which results from the matter giving rise to the Payment and (b) whether the Payment is subject to tax in the Payee’s hands.

SECTION E

TERMINATION OF SERVICER’S APPOINTMENT

15.	SERVICER TERMINATION EVENTS

15.1	Termination by notification

At any time:

15.1.1	Dutch FleetCo is entitled to withdraw from this Agreement for any reason whatsoever upon giving 60 days’ notice to the Spanish Servicer and upon receiving consent to withdraw from the FleetCo Security Agent (a copy of such notice to be provided to the Transaction Agent). The Spanish Servicer expressly waives any indemnity rights vis-à-vis the Dutch FleetCo in respect of expenses, fees and loss of profits to which it will be entitled as a consequence of such withdrawal under Spanish law; or

15.1.2	following one or more of the following events (each a “Servicer Termination Event”):

(i)	the occurrence of an Opco Event of Default;

(ii)	a Master Lease End Date occurs as a result of the occurrence of a Master Lease Termination Event in relation to any Master Lease Agreement to which such Spanish Servicer acts as servicer for Dutch FleetCo; or

(iii)	if the Spanish Servicer is prevented or severely hindered for a period of 60 days or more from complying with its obligations under this Agreement as a result of a Force Majeure Event and such Force Majeure Event continues for 30 Business Days after written notice of such Force Majeure Event has been given by the Security Agent,

Dutch FleetCo (with prior consent of the FleetCo Security Agent) and/or the FleetCo Security Agent may terminate the appointment of the Spanish Servicer under this Agreement by giving not less than 5 (five) days’ written notice (a “Servicer Termination Notice”) to the Spanish Servicer, which termination shall take effect on (but not prior to) the earlier to occur of the following events:

(iv)	the FleetCo Security Agent notifies the Spanish Servicer that alternative servicing and vehicle recovery arrangements have been implemented which are satisfactory to the FleetCo Security Agent; and

(v)	the leases, pursuant to the Spanish Master Lease Agreement, relating to the Vehicles in the Relevant Jurisdiction, which are the subject of the Services under this Agreement, have been or will be, simultaneously with the termination of the Spanish Servicer’s appointment, terminated or expire in accordance with the provisions thereof, provided that, notwithstanding any of the above, (i) if the Spanish Servicer has breached any of its Servicing Obligations (as that term is defined in the Parent Guarantee), no Servicer Termination Event shall be deemed to occur if and to the extent that the Parent has performed its obligations under the Parent Guarantee, and (ii) if the Spanish Servicer has breached any payment obligation, no Servicer Termination Event shall be deemed to occur if and to the extent that Finco has performed its obligations under the Finco Payment Guarantee, and in each case the appointment of the Spanish Servicer shall continue in full force and effect.

15.2	Resignation

The Spanish Servicer may, by giving not less than 30 (thirty) days’ written notice to Dutch FleetCo, the Transaction Agent and the FleetCo Security Agent, resign as Spanish Servicer, provided that, a replacement Spanish Servicer satisfactory to the FleetCo Security Agent and Dutch FleetCo has been or will, simultaneously with the termination of the Spanish Servicer’s appointment under this Agreement, be appointed.

15.3	Termination on Final Maturity Date

Unless previously terminated in accordance with Clause 15.1 (Termination by notification) or Clause 15.2 (Resignation), the appointment of the Spanish Servicer under this Agreement shall terminate on the earlier of the Final Maturity Date and the date on which all FleetCo Advances are repaid in full and the FleetCo Spanish Facility Agreement is terminated.

16.	OBLIGATIONS OF SPANISH SERVICER AFTER TERMINATION

16.1	Spanish Servicer to deliver records

On the Servicer Termination Date, the Spanish Servicer shall (save as prohibited or required otherwise by any Requirement of Law or any Regulatory Direction) promptly deliver to the order of or make available to (and in the meantime shall hold to the order of) the FleetCo Security Agent, the Transaction Agent, the Liquidation Agent (or as it may direct) and Dutch FleetCo the Servicer Records and the Vehicle Documents (provided that the Spanish Servicer shall have the right to promptly make and retain such copies of any such records as it desires at its own cost and provided that the exercise of such right shall not materially delay the return of such documents to Dutch FleetCo) and any other assets of Dutch FleetCo then held by it.

16.2	Spanish Servicer to co-operate with FleetCo before termination

If a notice of termination or resignation of the appointment of the Spanish Servicer under the provisions of Clause 15 (Servicer Termination Events) is validly given, the Spanish Servicer shall, both prior to and after such termination or resignation becomes effective, co-operate with Dutch FleetCo and the FleetCo Security Agent to ensure that any replacement Spanish Servicer has all the documents and information it requires in order to fully perform the Services and the Spanish Servicer agrees to co-operate with Dutch FleetCo, the FleetCo Security Agent and any replacement Spanish Servicer to effect such replacement and, on or prior to the termination of this Agreement, to facilitate the obtaining of new FleetCo Account Mandates for the Dutch FleetCo Spanish Bank Account as soon as reasonably practical to enable Dutch FleetCo, the FleetCo Security Agent and any replacement Spanish Servicer to operate such Dutch FleetCo Spanish Bank Account.

16.3	Obligations of Spanish Servicer from Servicer Termination Date

From the Servicer Termination Date:

16.3.1	all authority and power of the Spanish Servicer under this Agreement shall be terminated and shall be of no further effect;

16.3.2	the Spanish Servicer shall no longer hold itself out in any way as the agent of Dutch FleetCo; and

16.3.3	the rights and obligations of the Spanish Servicer under this Agreement and any obligations of Dutch FleetCo and the FleetCo Security Agent to the Spanish Servicer shall cease but the relevant termination shall be without prejudice to:

(a)	any rights, liabilities or obligations of the Spanish Servicer hereunder incurred or arising prior to and up to the Servicer Termination Date;

(b)	any rights, liabilities or obligations of Dutch FleetCo or the FleetCo Security Agent incurred or arising prior to and up to the Servicer Termination Date; and

(c)	any of the Spanish Servicer’s obligations under this Clause 16.

16.4	Fees and other amounts owed to Spanish Servicer

Subject always to clause 27 (Non-Petition and Limited Recourse) of the Framework Agreement, the Spanish Servicer shall be entitled to receive all fees and other monies accrued and owing to it under this Agreement (whether or not due and payable) pro-rated up to the Servicer Termination Date but shall not be entitled to any compensation which accrues after the Servicer Termination Date. Without prejudice to Dutch FleetCo’s rights under Clause 14.3 (Set-Off), any monies so receivable by the Spanish Servicer shall be paid by Dutch FleetCo at the times on which they would otherwise have fallen due under this Agreement.

16.5	Appointment of a new Spanish servicer

Following the termination of the appointment of the Spanish Servicer, no other person may be appointed to act as a replacement Spanish servicer under the terms of this Agreement or any other agreement unless:

(a)	Dutch FleetCo has granted a power of attorney in such person’s favour in a form (i) substantially similar to the power of attorney granted by Dutch FleetCo to the Spanish Servicer on or about the date hereof, and (ii) agreed by the FleetCo Security Agent; and

(b)	the replacement Spanish servicer is resident for tax purposes only in Spain.

SECTION F

MISCELLANEOUS

17.	ENTIRE AGREEMENT

17.1	Entire Agreement

This Agreement and any document referred to in this Agreement constitute the entire agreement and understanding between the parties hereto relating to the subject matter of this Agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

17.2	No Waiver

A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy. The discontinuance, abandonment or adverse determination of any proceedings taken by any party hereto to enforce any right or any provisions shall not operate as a waiver of, or preclude any exercise or enforcement or other exercise or enforcement by such party of, that or any other right or provision. No waiver shall be effective unless specifically made in writing and signed by the duly authorised officer of the party granting such waiver.

17.3	No reliance

Each party hereto agrees that:

17.3.1	it has not entered into this Agreement in reliance upon any representation, warranty or undertaking of any other party which is not expressly set out or referred to in Clause 8 (Representations and Warranties), the Spanish Master Lease Agreement or any other Relevant Transaction Document;

17.3.2	except in respect of an express representation or warranty under Clause 8 (Representations and Warranties), the Spanish Master Lease Agreement or any other Relevant Transaction Document, it shall not have any claim or remedy in respect of any misrepresentation or breach of warranty by any other party or in respect of any untrue statement by any other party, regardless of whether such misrepresentation, breach or untrue statement was made, occurred or was given prior to the execution of this Agreement.

18.	FURTHER ASSURANCE

Each of Dutch FleetCo and the Spanish Servicer shall (at such Party’s cost) do and execute, or arrange for the doing and executing of, each act, document and thing requested of it by the FleetCo Security Agent in order to implement and/or give effect to this Agreement.

19.	FLEETCO SECURITY AGENT PARTY TO AGREEMENT

19.1	Better preservation and enforcement of rights

Except where this Agreement provides otherwise, the FleetCo Security Agent has agreed to become a party to this Agreement for the better preservation and enforcement of its rights under this Agreement and shall not assume any liabilities or obligations under this Agreement unless such obligation or liability is expressly assumed by the FleetCo Security Agent in this Agreement.

19.2	FleetCo Security Agent has no responsibility

The FleetCo Security Agent shall not have any responsibility for any of the obligations of the other Parties and the other Parties acknowledge that the FleetCo Security Agent has no such responsibility and that the FleetCo Security Agent is entitled to the protections contained in and on the terms set out in this Agreement and the Framework Agreement. The FleetCo Security Agent hereby declares that it accepts, for the purposes of article 1257 of the Spanish Civil Code, the rights and benefits in its favour set out in this Agreement. The Parties acknowledge that, by declaring that it accepts the above mentioned rights and benefits under this Agreement, the FleetCo Security Agent shall have no liabilities to, and will not assume or have any obligations of, any other party to this Agreement.

20.	CHANGE OF FLEETCO SECURITY AGENT

If there is an appointment of a replacement FleetCo Security Agent in accordance with the terms of the Framework Agreement, each of the Parties shall execute such documents and take such action as the successor FleetCo Security Agent and the outgoing FleetCo Security Agent may reasonably require for the purposes of vesting in the replacement FleetCo Security Agent the benefit of this Agreement and the rights, powers and obligations of the FleetCo Security Agent under this Agreement, and releasing the outgoing FleetCo Security Agent from its future obligations under this Agreement.

21.	SERVICES NON-EXCLUSIVE

21.1	Non-Exclusivity

Subject to the provisions of this Agreement, nothing in this Agreement shall prevent any Party from rendering services similar to those provided for in this Agreement to other persons, firms or companies or from carrying on any business similar to or in competition with the business of any of the Parties.

21.2	Existing Businesses

Nothing in this Agreement shall prevent any Party from carrying on its own business in the manner which it thinks fit, unless, by so doing, it would render itself unable to perform its obligations under this Agreement in the manner contemplated in this Agreement.

22.	NO PARTNERSHIP

Except where this Agreement provides otherwise, no provision of this Agreement creates a partnership between any of the Parties or makes a Party the agent of another Party for any purpose. Except where this Agreement provides otherwise, a Party has no authority or power to bind, to contract in the name of, or to create a liability for another Party in any way or for any purpose.

23.	CONTINUATION OF OBLIGATIONS

Except to the extent that they have been performed and except where this Agreement specifically provides otherwise, the warranties, representations, indemnities and obligations contained in this Agreement remain in force after the date on which they were expressed to take effect until the date on which all obligations due or owing by Dutch FleetCo under the Relevant Transaction Documents have been paid or discharged in full.

24.	ASSIGNMENT AND SUBCONTRACTING

24.1	Successors

This Agreement shall be binding upon and inure to the benefit of each Party and its or any subsequent successors, transferees and assigns.

24.2	Assignment

No party may assign or transfer or purport to assign or transfer any right or obligation under this Agreement except (a) where any Relevant Transaction Document provides otherwise, (b) with the prior written consent of the FleetCo Security Agent or (c) in connection with the grant of the Security by Dutch FleetCo in any FleetCo Security Document.

24.3	Benefit

Each Party (other than the FleetCo Security Agent) is entering into this Agreement for its own benefit and not for the benefit of another person. The FleetCo Security Agent is entering into this Agreement in its own name and on behalf of the FleetCo Secured Creditors.

24.4	Delegation

Except where this Agreement specifically provides otherwise, a Party may not subcontract or delegate the performance of any of its obligations under this Agreement.

25.	OBLIGATIONS AS CORPORATE OBLIGATIONS

25.1	No recourse against shareholders and others

No party shall have any recourse against nor shall any personal liability attach to any shareholder, officer, agent, employee or director of Dutch FleetCo, the Spanish Servicer or the FleetCo Security Agent in its capacity as such, by any proceedings or otherwise, in respect of any obligation, covenant, or agreement of Dutch FleetCo, the Spanish Servicer or the FleetCo Security Agent contained in this Agreement.

25.2	No liability for Obligations of Dutch FleetCo

The parties, other than Dutch FleetCo, shall not have any liability for the obligations of Dutch FleetCo under the Relevant Transaction Documents and nothing in this Agreement shall constitute the giving of a guarantee, an indemnity or the assumption of a similar obligation by any of such other parties in respect of the performance by Dutch FleetCo of such obligations.

26.	TIME OF THE ESSENCE

Subject to any grace periods provided hereunder, time shall be of the essence of this Agreement as regards any time, date or period, whether as originally agreed or altered by agreement between all the parties (and, where required, with consent) or in any other manner provided in this Agreement, for the performance of the Spanish Servicer of its obligations under this Agreement.

27.	VALUE ADDED TAX AND STAMP TAXES

27.1	Sums payable exclusive of VAT

All sums or other consideration set out in this Agreement or otherwise payable or provided by any party to any other party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is or becomes chargeable on any supply or supplies for which such sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.

27.2	Payment of amounts in respect of VAT

Where, pursuant to the terms of this Agreement, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) hereto for VAT purposes and VAT is or becomes chargeable on such supply (being VAT for which the Supplier is required to account to the relevant Tax Authority) the Recipient shall, following receipt from the Supplier of a valid VAT invoice in respect of such supply, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such VAT.

27.3	Costs and expenses

References in this Agreement to any fee, cost, loss, disbursement, commission, damages, expense, charge or other liability incurred by any party to this Agreement and in respect of which such party is to be reimbursed or indemnified by any other party under the terms of, or the amount of which is to be taken into account in any calculation or computation set out in, this Agreement shall include such part of such fee, cost, loss, disbursement, commission, damages, expense, charge or other liability as represents any VAT, but only to the extent that such first party is not entitled to a refund (by way of credit or repayment) in respect of such VAT from any relevant Tax Authority.

27.4	Stamp Taxes

The Spanish Servicer shall pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which may be payable on or in connection with this Agreement and shall indemnify (on an after-tax basis) Dutch FleetCo against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees) which it may incur or may be made against it as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

28.	INSUFFICIENT RECOVERIES

If, or to the extent that, after the FleetCo Secured Property has been as fully as practicable realised and the proceeds thereof have been applied in accordance with the applicable FleetCo Priority of Payments the amounts recovered on realisation of the FleetCo Secured Property are insufficient to pay or discharge amounts due from Dutch FleetCo to the FleetCo Secured Creditors in full for any reason, Dutch FleetCo will have no liability to pay or otherwise make good any such insufficiency.

29.	AMENDMENT

This Agreement shall not be amended without the consent of the Parties hereto.

30.	GOVERNING LAW

This Agreement and any non-contractual obligations arising from it shall be governed by and construed in accordance with the laws of Spain.

31.	JURISDICTION

31.1	With respect to any suit, action, dispute or proceedings relating to this Agreement and to any non-contractual obligations arising from or connected to it (“Proceedings”), each party irrevocably submits to the exclusive jurisdiction of Madrid and agrees that Madrid is the most appropriate and convenient courts to settle any suit, action, dispute or proceedings and accordingly neither party will argue to the contrary.

31.2	Nothing in this Clause 31 shall prevent Dutch FleetCo or the FleetCo Security Agent taking any Proceedings in any other courts with jurisdiction. To the extent allowed by law, Dutch FleetCo and/or the FleetCo Security Agent may take concurrent Proceedings in any number of jurisdictions.

32.	GOVERNING LANGUAGE

This Agreement is written in the English language. If this Agreement is translated into another language, the English text will prevail.

33.	EXECUTION

The Parties have executed this Agreement on the date stated at the beginning of this Agreement.

IN WITNESS WHEREOF this agreement has been duly executed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

FINCAR FLEET B.V., SUCURSAL EN ESPAÑA

as Dutch FleetCo

By:	/s/ Biatriz Diez Arranz

AVIS ALQUILE UN COCHE, S.A.

as Servicer

By:	/s/ Massimo Marsili
Massimo Marsili
Managing Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

as FleetCo Security Agent

By:	/s/ Carlos Aranguren

By:	/s/ Myriam Cantero

SCHEDULE 1

SERVICES

PART A

FLEET MANAGEMENT

1.	PURCHASE OF VEHICLES

1.1	Vehicle Manufacturer Agreements, Vehicle Manufacturer Agreements and Vehicle Purchase Agreements

1.1.1	Negotiation and Renewal of Vehicle Purchasing Agreements

(i)	The Spanish Servicer shall, prior to the expiry of a Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement to which Dutch FleetCo is a party, commence negotiations with the relevant Vehicle Manufacturers and Vehicle Dealers on behalf of Dutch FleetCo to renew (and use its best endeavours to renew) such Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement (where a renewal of the Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement is sought) and in circumstances where entry into a Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement with a new Vehicle Manufacturer and/or Vehicle Dealer is sought (subject to the conditions below) the Spanish Servicer shall negotiate the terms of such new Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement on behalf of Dutch FleetCo including, without limitation, the Imperative Principles and the Non-Imperative Principles forming the Negotiation Guidelines (or seeking a waiver from the FleetCo Security Agent in relation to any deviations from the Imperative Principles (the “Waiver Consent”), provided that the FleetCo Security Agent shall not under any circumstance grant a waiver in respect of a deviation from the substance of items 2.1.2(a) (No-petition) and 2.1.2(b) (Limited recourse) of the Imperative Principles, or notifying the FleetCo Security Agent of the Non-Imperative Principles that have not been implemented into the Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement ).

(ii)	The Spanish Servicer shall, promptly after receipt of a Waiver Consent, and subject to the recipient being under a duty of confidentiality, deliver to Dutch FleetCo, the Transaction Agent, the FleetCo Security Agent and the Liquidation Agent signed copies of each agreement (howsoever described) amending, supplementing or replacing any Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement entered into by Dutch FleetCo and also a list of Non-Imperative Principles that have not been incorporated into the relevant Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement .

(iii)

Annually, the Spanish Servicer shall prepare and deliver to Dutch FleetCo, the Transaction Agent, the Liquidation Agent and the FleetCo Security Agent a certificate (the “Certificate”) signed by a director of the Spanish Servicer in the form of Schedule 6 (Form of Director’s

Certificate Regarding Negotiation Guidelines Compliance), confirming that each Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement entered into or renewed by Dutch FleetCo during the twelve (12) month period ending on the most recent delivery of the Certificate satisfies the applicable Negotiation Guidelines, or with reference to those Vehicle Manufacturer Agreements and/or Vehicle Dealer Agreement s in respect of which a waiver has been obtained pursuant to subparagraph (iii) or in respect of which the relevant Non-Imperative Principles have not been applied, the Negotiation Guidelines excluded by such waiver and/or not implemented.

(iv)	The Spanish Servicer shall deliver to the FleetCo Security Agent as soon as reasonably practicable (with a copy to the Transaction Agent and the Liquidation Agent) a copy of any supplemental agreement from time to time entered into in respect of any Vehicle Manufacturer Agreement and/or Vehicle Dealer Agreement and not delivered pursuant to another provision of this Schedule.

1.1.2	Designation of Programme Vehicles

In order to designate a Vehicle as a Programme Vehicle in the Fleet Report where such Vehicle relates to a model year on or after 2013 and in respect of which the Vehicle Manufacturer Buy-Back Agreement and/or Vehicle Dealer Buy-Back Agreement for that model year has not been entered into, the Spanish Servicer shall either:

(i)	arrange for an Authorised Signatory of the Company to provide a certificate to the Transaction Agent and the FleetCo Security Agent, substantially in the form of Schedule 5 (Form of Officer’s Certificate) of the Spanish Servicing Agreement prior to the purchase of such Vehicles; or

(ii)	obtain a written acknowledgement from the relevant Vehicle Manufacturer or Vehicle Dealer which acknowledges that the terms of the relevant Vehicle Dealer Buy-Back Agreement and/or Vehicle Manufacturer Buy-Back Agreement for the previous model year (other than as related to the Commercial Terms) will continue to apply until a new relevant Vehicle Dealer Buy-Back Agreement and/or Vehicle Manufacturer Buy-Back Agreement is executed and provide a copy of such acknowledgement to the Transaction Agent and the FleetCo Security Agent.

1.1.3	Changes to a Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement

The Spanish Servicer shall deliver to the Transaction Agent, the FleetCo Security Agent and Dutch FleetCo promptly, following the receipt of any proposed changes to any existing Vehicle Dealer Buy-Back Agreement and/or Vehicle Manufacturer Buy-Back Agreement (other than in respect of the Commercial Terms), a notice setting out the principal terms of such proposed changes. If the proposed material changes do not relate to the Commercial

Terms and are reasonably likely to have a Material Adverse Effect on Dutch FleetCo, the Spanish Servicer, acting on behalf of Dutch FleetCo, shall not agree to (and shall procure that Dutch FleetCo shall not agree to) such proposed changes.

1.2	Operation of Vehicle Manufacturer Agreements and/or Vehicle Dealer Agreements

The Spanish Servicer shall manage the on-going operation of the Vehicle Manufacturer Agreements and/or Vehicle Dealer Agreements on behalf of Dutch FleetCo), including, without limitation:

1.2.1	Ordering Vehicles

acting as Dutch FleetCo’s agent in placing Vehicle orders pursuant to the terms of the Vehicle Manufacturer Agreements and/or Vehicle Dealer Agreements following receipt of a Vehicle Request Notice from the Lessee for a lease of such Vehicles under the Spanish Master Lease Agreement, provided that the Spanish Servicer shall ensure that, in relation to order purchasing, it acts in compliance with clause 4.2 (Purchase of Vehicles and agreement to lease) of the Spanish Master Lease Agreement;

1.2.2	Pick-up of Vehicles

conducting any pre-delivery inspection of Vehicles and arranging for transportation of Vehicles from Vehicle delivery locations specified in the Vehicle Manufacturer Agreements and/or Vehicle Dealer Agreement s (or otherwise agreed with the Vehicle Manufacturer and/or Vehicle Dealer or other selling party, as applicable) to the order of the Lessee (at the cost of the Lessee, to the extent such cost is not included in the Capitalised Cost of such Vehicles);

1.2.3	Preparation of Vehicles prior to delivery to Lessee

promptly following delivery of the Vehicles to Dutch FleetCo, preparing each Vehicle to the extent required to be placed in service in the rental business of the Lessee;

1.2.4	Return of Vehicles

requiring the Lessee to return, in accordance with clause 30 (Return/Redelivery of Vehicles) of the Spanish Master Lease Agreement, (a) in respect of Eligible Vehicles being sold to the Vehicle Manufacturer and/or Vehicle Dealer, each Programme Vehicle, and (b) each Non-Programme Vehicle, in each case, together with all relevant Vehicle Documents to, in the case of (a), the relevant vehicle collection location specified in the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement or otherwise to a place requested by the Vehicle Manufacturer and/or Vehicle Dealer in accordance with the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement and, where necessary, notify the Vehicle Manufacturer or Vehicle Dealer that the Vehicle is ready for inspection and, in the case of (b), to the destination provided for in paragraph 2.3.2 (Transportation of Vehicles) below;

1.2.5	Preparation of Eligible Vehicles prior to delivery to the Vehicle Manufacturers and Vehicle Dealers where required under a Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement, and only to the extent that the Lessee does not do so under the Spanish Master Lease Agreement, arranging for the refurbishment and repair of Eligible Vehicles prior to or (as the case may be) following the inspection of the Eligible Vehicles by the Vehicle Manufacturer and/or Vehicle Dealer (which cost shall be charged to the Lessee pursuant to clause 30.4 (Preparation of Programme Vehicles) of the Spanish Master Lease Agreement);

1.2.6	Verification of inspection report

verifying or (as the case may be) countersigning the inspection report in respect of the Eligible Vehicles in accordance with the terms of the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement (including, without limitation, exercising on behalf of Dutch FleetCo the right to dispute any items in the inspection report);

1.2.7	Invoices

arranging for the despatch of invoices to the Vehicle Manufacturer and/or Vehicle Dealer in respect of Eligible Vehicles to be purchased by the relevant Vehicle Manufacturer and/or Vehicle Dealer and verifying the accuracy of invoices (and any invoice adjustments) in respect of Vehicles purchased by Dutch FleetCo;

1.2.8	Notifications to Vehicle Manufacturers/Vehicle Dealers

on behalf of Dutch FleetCo, making any notifications to Vehicle Manufacturers or Vehicle Dealers required under the Vehicle Manufacturer Agreements and/or Vehicle Dealer Agreements including, without limitation, (a) any changes to forecasted delivery schedules (in accordance with Vehicle Schedules entered into with the Lessee), and (b) any defects to Vehicles discovered which are covered by a new vehicle warranty;

1.2.9	Records/Access

maintaining all Vehicle Documents and, where permitted under the Vehicle Purchasing Agreement, allowing the relevant Vehicle Manufacturer and/or Vehicle Dealer, or their agents access to such records; and

1.2.10	Filing Claims

filing claims with the relevant Vehicle Manufacturer and/or Vehicle Dealer, or transporter on behalf of Dutch FleetCo for damage in transit and other delivery claims related to the Vehicles.

1.2.11	Sub-lease documentation

delivering a copy of the sub-lease documentation entered into pursuant to Clause 8 of the Spanish Master Lease Agreement to the FleetCo Security Agent (with a copy to the Transaction Agent) as soon as practicable after such agreements have been entered into.

1.3	Registration of Vehicles and formalities to preserve ownership rights

The Spanish Servicer shall arrange for the Vehicles purchased by Dutch FleetCo to be registered in the name of Dutch FleetCo as owner (and in each case arranging for the payment of all applicable registration costs, such costs to be for the account of the Lessee pursuant to clauses 17.1 (Payments of fees, penalties and fines etc. by Lessee) and 23.6 (Registration of Vehicles) of the Spanish Master Lease Agreement) and for any registration and filings to be made in the Relevant Jurisdiction which are required by applicable law to fully evidence and preserve Dutch FleetCo’s interest in the Vehicles (such costs to be for the account of the Lessee).

The Spanish Servicer shall, upon the request of the FleetCo Security Agent, the Transaction Agent or the Liquidation Agent (or any of their agents or Affiliates) produce without delay satisfactory evidence of the ownership of Dutch FleetCo’s Vehicle Fleet in Spain.

1.4	Tax on Motor Vehicles

The Spanish Servicer shall pay the Tax on Motor Vehicles in respect of each Vehicle as agent on behalf of Dutch FleetCo and provide Dutch FleetCo with a certificate from the relevant Tax Authorities confirming that such Tax has been paid.

As soon as practicable following receipt of the certificate referred to above, the Spanish Servicer shall arrange for Dutch FleetCo to reimburse it for the amount of Tax on Motor Vehicles specified in the relevant certificate.

1.5	Rejected Vehicles

If the Lessee rejects a Vehicle in accordance with the terms of the Spanish Master Lease Agreement, the Spanish Servicer shall promptly deliver a duly completed Rejected Vehicle Schedule (in the form set out in Schedule 3 (Rejected Vehicle Schedule) in respect of such Vehicle to Dutch FleetCo and the FleetCo Security Agent.

2.	RETURN/DISPOSAL OF VEHICLES

2.1	Disposal of Programme Vehicles

To the extent that the Lessee does not do so under the Spanish Master Lease Agreement, the Spanish Servicer shall act as Dutch FleetCo’s agent in disposing of (including issuing instructions to the Lessee for the delivery of any Vehicle to the Vehicle Manufacturer and/or Vehicle Dealer) each Programme Vehicle on or promptly after redelivery of the Vehicle to the Lessor (or its order) by the Lessee under clause 30 (Return/Redelivery of Vehicles) of the Spanish Master Lease Agreement.

2.2	Disposal of Non-Programme Vehicles

If a Non-Programme Vehicle is returned by the Lessee under the Spanish Master Lease Agreement, the Spanish Servicer shall use commercially reasonable efforts, at its own expense, to arrange for the sale of each Non-Programme Vehicle to a third party and to maximise the sale price thereof (having regard to the then current wholesale or where the context requires, retail market value of such Non-Programme Vehicles) in accordance with clause 31.1 of the Spanish Master Lease Agreement.

2.3	Disposals following an Event of Default in respect of the Spanish Servicer

Following the occurrence of an Event of Default in relation to the Spanish Servicer, the Spanish Servicer shall immediately notify the Vehicle Dealers and Vehicle Manufacturers in writing that the obligations of Dutch FleetCo under each Vehicle Purchasing Agreement to which Dutch FleetCo is a party will be terminated and such termination shall be effective on the date of occurrence of such Event of Default. For the avoidance of doubt, Spanish OpCo may continue to purchase Vehicles under the Vehicle Purchasing Agreement for its own account.

2.4	Transportation of Vehicles

2.4.1	Upon receipt of a Programme Vehicle for return to the related Vehicle Manufacturer and/or Vehicle Dealer, the Spanish Servicer will return such Programme Vehicle to the nearest related manufacturer official auction site or other facility designated by such Vehicle Manufacturer and/or Vehicle Dealer in accordance with the terms of the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement at the Lessee’s expense and otherwise in accordance with the requirements of the applicable Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement.

2.4.2	If a Non-Programme Vehicle is to be sold to a third party, the Spanish Servicer shall, where necessary, deliver the Non-Programme Vehicle to the purchaser thereof (together with all relevant Vehicle Documents), or, as the case may be, relevant auction site or other site at the request of such third party at the Lessee’s expense.

2.5	Disposal proceeds

If a Programme Vehicle or a Non-Programme Vehicle is sold to a third party, the Spanish Servicer shall direct that the funds paid for such Vehicle by the purchaser are deposited in the Dutch FleetCo Spanish Bank Account as soon as possible and in any event not later than seven (7) Business Days after receipt thereof.

2.6	Procedure for Disposals

2.6.1	The Spanish Servicer agrees to comply with all Requirements of Law and (in respect of a Programme Vehicle) all requirements under the relevant Vehicle Dealer Buy-Back Agreement and/or Vehicle Manufacturer Buy-Back Agreement with respect to each Vehicle in connection with the transfer of ownership by Dutch FleetCo of such Vehicle, including, without limitation, the Vehicle Documents and, where available, any warranty/servicing booklet.

2.6.2	The Spanish Servicer shall not oppose the repossession or disposal of the Vehicles by the FleetCo Security Agent or the Liquidation Agent (or any of their agents or Affiliates) following the delivery of a Master Lease Termination Notice under the Spanish Master Lease Agreement or the delivery of a Servicer Termination Notice under this Agreement.

2.7	Licensee/Lessee Bankruptcy

In the event of a bankruptcy of a licensee or, as the case may be, lessee, the Spanish Servicer (and party to the licence or, as applicable, sublease with such licensee or, as the case may be, lessee) shall immediately use its best efforts to recover any Vehicles subject of such sublease or licence in accordance with its usual recovery processes.

3.	ANY OTHER SERVICES

The Spanish Servicer shall carry out any other services necessary for the proper implementation of the Spanish Master Lease Agreement, this Agreement and any other Transaction Document on behalf of the Dutch FleetCo that are not otherwise set out in this Schedule 1, including, without limitation, conducting any calculations and the submission of any notices.

PART B

ADMINISTRATIVE MANAGEMENT SERVICES

1.	INSURANCE

1.1	The Spanish Servicer shall monitor compliance by the Lessee of its obligations under clause 23.5 (Insurance) of the Spanish Master Lease Agreement. If the Insurance Policies are not maintained by the Lessee, the Spanish Servicer shall, if required to do so by Dutch FleetCo, make arrangements in respect of the relevant Insurance Policy, as contemplated by clause 23.5.1 of the Spanish Master Lease Agreement.

1.2	Upon knowledge of the occurrence of an event giving rise to a claim under any of the Insurance Policies, the Spanish Servicer shall arrange for a claim to be filed on Dutch FleetCo’s behalf with the relevant insurance company or underwriters and provide assistance in attempting to bring the claim to a successful conclusion.

1.3	The Spanish Servicer shall ensure that the Insurance Policies are renewed or (as the case may be) replaced in a timely manner in accordance with the requirements of the relevant Insurance Policy.

2.	FINANCIAL ACCOUNTS AND AUDITORS

Preparation and basis of Accounts

The Spanish Servicer will, where required, assist with the preparation of a profit and loss account, balance sheet, Dutch FleetCo’s financial statements, directors’ report and any other report or information in accordance with:

2.1.1	any Requirement of Law (including, without limitation, in accordance with any time limits thereunder); and

2.1.2	on a consistent basis in accordance with generally accepted accounting principles and practices in Spain,

so as to show a true and fair view of the assets and liabilities and profit and loss of Dutch FleetCo at the end of Dutch FleetCo’s financial year.

3.	TAX

3.1	Spanish Servicer to prepare tax returns

3.1.1	The Spanish Servicer shall, where necessary, assist with the preparation of any Spanish tax returns required to be filed by Dutch FleetCo as required by any Requirement of Law, in each case on a prompt and timely basis and shall, where necessary, file such returns at least 5 (five) Business Days before such returns are due to be filed under applicable Requirement of Law.

3.1.2	The Spanish Servicer shall, where necessary, provide Dutch FleetCo with administrative assistance in relation to compliance by Dutch FleetCo with relevant tax legislation (including, without limitation, assistance in relation to the payment by Dutch FleetCo of applicable taxes).

3.1.3	The Spanish Servicer shall arrange for the payment of all Spanish corporate income tax out of the Monthly Target Corporate Profit Amount standing to the credit of the Dutch FleetCo Spanish Transaction Account.

3.2	Dutch FleetCo to furnish information

Dutch FleetCo shall furnish the Spanish Servicer with all such information as the Spanish Servicer may reasonably require to enable it to perform its obligations under this paragraph 3.

4.	VAT MANAGEMENT

The Spanish Servicer shall, where necessary, provide Dutch FleetCo with such administrative assistance as is necessary for Dutch FleetCo to comply with relevant Spanish VAT legislation (including, without limitation, assistance in relation to the preparation and filing of Spanish VAT returns, VAT refunds (including any documents required to be prepared and filed in respect of the monthly VAT refund procedure and the issue of VAT invoices and credit notes for VAT purposes).

5.	MAINTENANCE OF LICENCES AND CONSENTS

5.1	Spanish Servicer to prepare and submit applications

The Spanish Servicer will prepare and submit on behalf of Dutch FleetCo all necessary applications and requests for any approval, authorisation, consent or licence required under any Requirement of Law, in each case on a prompt and timely basis to enable Dutch FleetCo to perform its obligations under the Relevant Transaction Documents and conduct its business.

5.2	Servicer to notify litigation

Upon becoming aware of the same, the Spanish Servicer shall promptly notify Dutch FleetCo, the Transaction Agent and the FleetCo Security Agent of any litigation instituted or threatened against Dutch FleetCo in which it is alleged that Dutch FleetCo has breached the terms of any applicable law or regulation and, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

6.	SPANISH MASTER LEASE AGREEMENT

6.1	General

The Spanish Servicer shall perform on behalf of Dutch FleetCo the following services in accordance with the terms of the Spanish Master Lease Agreement to which Dutch FleetCo is a party:

6.1.1	arrange on behalf of Dutch FleetCo for the completion, signature and delivery of Vehicle Schedules to the Lessee in accordance with the terms of the Spanish Master Lease Agreement;

6.1.2	arrange for any payments required to be made by Dutch FleetCo;

6.1.3	arrange for the ordering, cancelling amending and purchasing of Vehicles for Dutch FleetCo in accordance with the Vehicle Request Notice received by the Lessor and the terms of clauses 4.2 (Purchase of Vehicles and agreement to lease) and 4.3 (Amendment and cancellation of Vehicle Request Notices) of the Spanish Master Lease Agreement;

6.1.4	arrange for the transfer of title of a Vehicle where required by and in accordance with the terms of clause 15 (Casualties and Non-Eligible Vehicles) of the Spanish Master Lease Agreement; and

6.1.5	calculate payments owed to Dutch FleetCo by the Lessee (including, without limitation, the Rent, Casualty Payments and any Redesignation Amounts) under the terms of the Spanish Master Lease Agreement and under Schedule 1.

6.2	Redesignation

The Spanish Servicer shall determine the relevant Redesignation Event pursuant to clause 25 of the Spanish Master Lease Agreement and effect the redesignation of Vehicles as Eligible Vehicles or Non-Eligible Vehicles from time to time and produce an updated Fleet Report, in each case, in accordance with clause 27 (Redesignation Mechanics) of the Spanish Master Lease Agreement.

6.3	Spanish Servicer to make determinations and calculations of payments under the Spanish Master Lease Agreement

The Spanish Servicer shall calculate in accordance with clause 19.1 (Calculations) of the Spanish Master Lease Agreement all amounts of Rent, Redesignation Amounts, all Casualty Payments, Programme Vehicle Special Default Payments, Early Termination Payments and any other amounts payable by the Lessee under the Spanish Master Lease Agreement, and shall, no later than the Lease Determination Date immediately prior to the Lease Payment Date upon which such payment is due or, where a payment is due on a date other than a Lease Payment Date, the Business Day preceding such date, provide a copy of such calculations to Dutch FleetCo, the Central Servicer and the FleetCo Security Agent for its records.

7.	ARRANGING PAYMENTS AND PERFORMANCE

7.1	The Spanish Servicer will arrange for Dutch FleetCo to perform its payment and other administrative obligations (including the sending of any notices) under the Relevant Transaction Documents and the Vehicle Purchasing Agreements to which it is a party in a timely manner in accordance with the relevant time limits specified in such documents and in accordance with the relevant provisions of such documents.

7.2	The Spanish Servicer will assist the Dutch FleetCo, as far as is necessary, in declaring and paying the dividends which the Dutch FleetCo agrees to pay under Clause 11 (Dutch FleetCo Covenants) of this Agreement.

8.	GENERAL

The Spanish Servicer shall not take any action or do anything that could result in it being considered a de facto director of Dutch FleetCo.

PART C

CASH MANAGEMENT, RECORDS AND INFORMATION REPORTING

1.	ESTABLISHMENT OF ACCOUNTS

1.1	The Spanish Servicer shall ensure that it establishes each Dutch FleetCo Spanish Bank Account (on behalf of and in the name of Dutch FleetCo) with the Dutch FleetCo Spanish Account Bank which shall not commingle with any other monies or accounts whatsoever other than those of Dutch FleetCo (excluding Excluded Payments).

1.2	The Spanish Servicer shall ensure that the mandates relating to the Dutch FleetCo Spanish Bank Accounts opened on or prior to the Signing Date have been delivered to and accepted by the Dutch FleetCo Spanish Account Bank and the Dutch FleetCo Spanish Account Bank Operator.

1.3	The Spanish Servicer hereby acknowledges that each Dutch FleetCo Spanish Bank Account is subject to an Spanish law pledge thereon and that, notwithstanding any provision to the contrary in this Agreement, it shall not take any action which may be contrary to, or result in Dutch FleetCo being in breach of any of its obligations or warranties under, the relevant FleetCo Spanish Security Document.

2.	OPERATION OF LEDGERS

2.1	Dutch FleetCo Spanish Transaction Account

2.1.1	The Spanish Servicer shall ensure that it maintains ledgers (in Computer Readable Form) for the proper management of funds (the “Ledgers”) including, without limitation, ledgers relating to Dutch FleetCo in respect of:

(i)	Rent and other amounts paid to Dutch FleetCo under the Spanish Master Lease Agreement (including as distinct line items, pre-paid Rent in accordance with clause 18 (Prepayments) of the Spanish Master Lease Agreement, Casualty Payments received from Lessee in accordance with clause 14.1 (Notification by Lessee and Casualty Payment) of the Spanish Master Lease Agreement, Redesignation Amounts received from Lessee in accordance with clause 26 (Redesignation Events) of the Spanish Master Lease Agreement, Early Termination Payments received from Lessee and Programme Vehicle Special Default Payments received from Lessee in accordance with clause 15 (Programme Vehicle Special Default Payments) of the Spanish Master Lease Agreement), in each case during the period starting on (and including) the previous Lease Determination Date and ending on but excluding) the immediately following Lease Determination Date;

(ii)	Eligible Receivables and Disposal Proceeds in respect of Vehicles turned-back or sold (on a Vehicle by Vehicle and Vehicle Manufacturer and/or Vehicle Dealer by Vehicle Manufacturer and/or Vehicle Dealer basis);

(iii)	interest (if any) received on any balance standing from time to time to the credit of its Dutch FleetCo Spanish Bank Account credited during the preceding calendar month;

(iv)	the VAT charged or to be charged by Dutch FleetCo on supplies of goods or services treated for Spanish VAT purposes as made by Dutch FleetCo in the relevant month (the “Monthly Output VAT Ledger”);

(v)	the VAT paid or to be paid by Dutch FleetCo on supplies of goods or services treated for Spanish VAT purposes as made to Dutch FleetCo in the relevant month (the “Monthly Input VAT Ledger”);

(vi)	the principal amount of all FleetCo Advances;

(vii)	monies standing to the credit of the Dutch FleetCo Spanish Transaction Account which constitute Excluded Payments;

(viii)	the Monthly Target Corporate Profit Amount in respect of the Spanish Vehicle Fleet;

(ix)	amounts received from the Lessee as a prepayment of Variable Rent which represent Charge Costs in respect of a particular Vehicle;

(x)	amounts for which a provision is made on a Settlement Date in accordance with item (B), Part A, Part 5, Schedule 3 of the Framework Agreement (the “provisioned items ledger”);

(xi)	amounts which are Excluded Payments and are distributed in accordance with paragraph 8, Part C, Schedule 1 of this Agreement (the “Excluded Payments ledger”).

2.1.2	The Spanish Servicer shall ensure that all Ledgers are updated on a regular basis.

2.2	Charge Costs ledger

2.2.1	The Spanish Servicer shall maintain a separate ledger for Charge Costs in the Dutch FleetCo Spanish Transaction Account.

2.2.2	The Spanish Servicer shall ensure that upon receipt of a prepayment (or portion) of Variable Rent from the Lessee which is to be used to satisfy Dutch FleetCo’s obligation to pay Charge Costs in respect of a particular Vehicle, the Spanish Servicer shall credit such amount to the Charge Costs ledger in the Dutch FleetCo Spanish Transaction Account.

2.2.3	The Spanish Servicer shall not withdraw any amount from the Charge Costs ledger except for the sole purpose of paying the Vehicle Manufacturers and/or Vehicle Dealers in accordance with the relevant supplemental agreement to the Vehicle Purchasing Agreements.

2.2.4	Upon the date upon which any Charge Costs in respect of a particular Vehicle are due to be paid to the relevant Vehicle Manufacturer or Vehicle Dealer, the

Spanish Servicer shall debit the respective Charge Costs from the Charge Costs ledger of the Dutch FleetCo Spanish Transaction Account, provided that such amounts have previously been received from the Lessee and credited to this ledger.

2.3	Dutch FleetCo Spanish Reserve Account

2.3.1	The Spanish Servicer shall operate the Dutch FleetCo Spanish Reserve Account (if any) and create and maintain any necessary ledgers to evidence deposits and withdrawals of funds from this account.

3.	CHANGE OF ACCOUNT BANK

3.1	Change of Account Bank

If, in accordance with the terms of the Spanish Account Bank Agreement, (a) the Spanish Servicer or Dutch FleetCo wishes to terminate the appointment of the Dutch FleetCo Spanish Account Bank and/or the Dutch FleetCo Spanish Account Bank Operator, or (b) the Dutch FleetCo Spanish Account Bank at which the Dutch FleetCo Spanish Bank Accounts are held and/or the Dutch FleetCo Spanish Account Bank Operator tenders its resignation in accordance with the terms of clause 13.3 (Resignation of Dutch FleetCo Spanish Account Bank or Dutch FleetCo Spanish Account Bank Operator) of the Spanish Account Bank Agreement, the Spanish Servicer shall ensure that:

(i)	in the case of paragraph 3.1.1(a) Dutch FleetCo obtains the prior written consent of the FleetCo Security Agent to effect such termination (such consent not to be unreasonably delayed or withheld by the FleetCo Security Agent), and, following the receipt of such consent, provides written notice of such termination to the relevant Dutch FleetCo Spanish Account Bank and Dutch FleetCo Spanish Account Bank Operator not less than 30 (thirty) days prior to the proposed date of such termination;

(ii)	Dutch FleetCo appoints a successor to the relevant Dutch FleetCo Spanish Account Bank in accordance with clause 13.7 (Successor Dutch FleetCo Spanish Account Bank and Dutch FleetCo Spanish Account Bank Operator) of the Dutch FleetCo Spanish Account Bank Agreement; and

(iii)	Dutch FleetCo transfers the Dutch FleetCo Spanish Bank Accounts to a successor Account Bank.

3.2	Spanish Servicer action on transfer of Dutch FleetCo Spanish Bank Accounts

Simultaneously with the transfer of the Dutch FleetCo Spanish Bank Accounts to a new account bank:

3.2.1	the Spanish Servicer shall ensure that such new Dutch FleetCo Spanish Bank Accounts are secured in the same manner as the original Dutch FleetCo Spanish Bank Accounts were secured under the FleetCo Security Documents and Dutch FleetCo shall execute such documents and give such notices as may be required by the FleetCo Security Agent for that purpose; and

3.2.2	the provisions of this Agreement relating to the Dutch FleetCo Spanish Bank Accounts shall continue to apply to the new Dutch FleetCo Spanish Bank Accounts.

4.	OPERATION OF DUTCH FLEETCO SPANISH TRANSACTION ACCOUNT

4.1	FleetCo Funds

The Spanish Servicer shall ensure that all amounts payable to the Dutch FleetCo (save for any amounts required to be credited to the Dutch FleetCo Spanish Reserve Account in accordance with paragraph 2.3, Part C, Schedule 1 of this Agreement) shall be paid directly into the Dutch FleetCo Spanish Transaction Account. Upon the Spanish Servicer becoming aware that any of such amounts is inadvertently deposited into any of the Spanish Servicer’s bank accounts, such amount shall be transferred to the Dutch FleetCo Spanish Transaction Account by the Spanish Servicer within 2 (two) Business Days.

4.2	FleetCo Payment Date Payments

On each FleetCo Payment Date, the Spanish Servicer (acting on behalf of Dutch FleetCo) shall direct that funds standing to the credit of the Dutch FleetCo Spanish Transaction Account will be applied towards the satisfaction of amounts due and payable by Dutch FleetCo under the Relevant Transaction Document in accordance with the relevant FleetCo Priority of Payments.

4.3	Provisioned Payments

The Spanish Servicer (acting on behalf of Dutch FleetCo) may, on any Business Day, withdraw any amounts credited by way of a provision on a previous Settlement Date to the provisioned items ledger of the Dutch FleetCo Spanish Transaction Account and apply such amounts, inter alia, towards the following payments:

4.3.1	towards payment of any amounts that are due and payable to the relevant Transaction Party and as set out as amounts due and payable by Dutch FleetCo in accordance with the relevant FleetCo Priority of Payments (other than amounts listed in paragraphs 4.3.2, 4.3.3 and 4.3.4 below), otherwise than on the next FleetCo Payment Date, in accordance with the provisions of the Relevant Transaction Documents;

4.3.2	towards payment of any accrued and unpaid Taxes (and VAT) imposed upon Dutch FleetCo by any applicable Tax Authority;

4.3.3	towards payment of the purchase price in relation to the purchase of Vehicles by Dutch FleetCo pursuant to any Vehicle Manufacturer Agreement or Vehicle Dealer Agreement;

4.3.4	towards payment of any Excess Mileage Charges, Excess Damage Charges and any other amounts due and payable to any Vehicle Manufacturer and/or Vehicle Dealer in respect of any Vehicle to the extent that the same are not deducted from the relevant Repurchase Price payable by such Vehicle Manufacturer and/or Vehicle Dealer in respect of such Vehicle, provided that upon the delivery of a FleetCo Enforcement Notice to Dutch FleetCo pursuant to the terms of the Relevant Transaction Document, the Spanish Servicer shall not withdraw any such amounts from the Dutch FleetCo Spanish Transaction Account.

4.3.5	The Spanish Servicer (acting on behalf of Dutch FleetCo) may, on any Business Day, withdraw any amounts from the Dutch FleetCo Spanish Transaction Account not previously provided for on the provisioned items ledger of such account and not payable on a Settlement Date towards (i) payment of the purchase price in relation to the purchase of Vehicles by Dutch FleetCo pursuant to any Vehicle Manufacturer Agreement or Vehicle Dealer Agreement, provided that Dutch FleetCo has previously received a FleetCo Advance under the FleetCo Spanish Facility Agreement to fund such payment, and (ii) the repayment of any FleetCo Advances.

4.4	Reconciliations

On the last Business Day of each month, the Spanish Servicer shall carry out a reconciliation of the balances of each Dutch FleetCo Spanish Bank Account against its record of the directions given by it to the Dutch FleetCo Spanish Account Bank and the Dutch FleetCo Spanish Account Bank Operator pursuant to this Agreement and shall promptly contact the Dutch FleetCo Spanish Account Bank and the Dutch FleetCo Spanish Account Bank Operator in order to resolve any discrepancy which it identified.

5.	CALCULATIONS AND REPORTS

5.1	Calculations

The Spanish Servicer shall, on behalf of Dutch FleetCo, make all the calculations on a timely basis with respect to:

5.1.1	any fees and amounts in respect of Dutch FleetCo’s participation in the Transaction (including all amounts due under the FleetCo Spanish Facility Agreement and other Relevant Transaction Documents); and

5.1.2	ensuring that the FleetCo Advances made to the Dutch FleetCo in respect of its Spanish Vehicle Fleet do not exceed the Country Asset Value Test.

5.1.3	the amount proposed to be drawn by Dutch FleetCo under the FleetCo Spanish Facility Agreement, the FleetCo Advance Drawdown Date, the FleetCo Advance Repayment Date and the FleetCo Proposed Repayment Schedule for each FleetCo Advance.

5.1.4	The Spanish Servicer shall calculate the FleetCo Available Funds in respect of Dutch FleetCo on each Reporting Date.

5.1.5	The Spanish Servicer shall notify the Transaction Agent, the FleetCo Security Agent, the Issuer Security Trustee, the Issuer Cash Manager and the Central Servicer in writing before 5pm (GMT) on each Reporting Date in the event of a FleetCo AF Shortfall of the Dutch FleetCo in respect of its Spanish Vehicle Fleet.

5.1.6	The Spanish Servicer shall notify the Central Servicer of any prepayment or repayment of any FleetCo Advance.

5.2	Reports

5.2.1	The Spanish Servicer shall co-ordinate with the Central Servicer and provide to the Central Servicer the relevant information required under the Monthly Servicer Report and Intra-Month Central Servicer Report that the Central Servicer is required to produce under clause 15 of the Framework Agreement.

5.2.2	The Spanish Servicer shall provide Dutch FleetCo, the Transaction Agent, the Liquidation Agent and the FleetCo Security Agent with the Fleet Report and the FleetCo Cash Management and Lease Report on each Reporting Date.

5.2.3	The Spanish Servicer will also provide to the Central Servicer any other information required by the Central Servicer to comply with its obligations under the Framework Agreement.

5.3	Compliance Certificate

The Spanish Servicer shall prepare the Dutch FleetCo Compliance Certificate and deliver it to the Transaction Agent, the FleetCo Security Agent, the Issuer, the Issuer Security Trustee and the Issuer Cash Manager on each Reporting Date or Intra-Month Reporting Date, as applicable.

6.	CONCENTRATION LIMITS

6.1	The Spanish Servicer shall ensure that the Dutch FleetCo shall:

6.1.1	not take any action which might reasonably be expected to cause any of the Concentration Limits to be exceeded;

6.1.2	to the extent any of the Concentration Limits is exceeded at any time, take all reasonable actions to ensure that such Concentration Limit ceases to be exceeded as soon as practically feasible or that the Vehicles which result in the Concentration Limits being exceeded are financed by alternative sources, provided that such financing is permitted under the terms of the Transaction Documents; and

6.2	The Spanish Servicer shall provide information about the constitution of the Vehicle Fleet to the Central Servicer and liaise with the Central Servicer to allow the latter to determine whether the Concentration Limits are/will be exceeded.

7.	RECORDS

7.1	Maintenance of Vehicle Documents

The Spanish Servicer shall:

7.1.1

keep or procure that the Vehicle Documents are kept in safe custody either on its premises or with third parties who provide the service of keeping custody of such Vehicle Documents, provided that, in the latter case, the Spanish

Servicer shall direct that any such third parties allow Dutch FleetCo, the FleetCo Security Agent and the relevant Vehicle Manufacturers, Vehicle Dealers or their agents access the Vehicle Documents in accordance with Paragraph 1.2.9 of Part A of this Schedule 1;

7.1.2	maintain an up-to-date record of custodians of Vehicle Documents and inform Dutch FleetCo, the Transaction Agent, the Liquidation Agent and the FleetCo Security Agent of the location or locations at which the Vehicle Documents are kept (including in circumstances where custody is retained by a Sub-contractor) and promptly notify Dutch FleetCo and the FleetCo Security Agent of any changes to such location effected from time to time; and

7.1.3	ensure that the Vehicle Documents are kept in such manner as to ensure each is uniquely identifiable and distinguishable, by a reference number, from the records and other documents which relate to other agreements which are held by or on behalf of the Spanish Servicer.

7.2	Access to records

The Spanish Servicer shall, subject to any Requirement of Law, permit Dutch FleetCo and the FleetCo Security Agent and any other person reasonably nominated by Dutch FleetCo and the FleetCo Security Agent at any time during normal business hours upon reasonable notice to have access to, and take copies of, the Vehicle Documents and the Servicer Records. Such right of access may not be exercise more than once in any one year, unless a FleetCo Event of Default has occurred and is continuing.

7.3	Records of payments and correspondence

The Spanish Servicer shall keep and maintain in Computer Readable Form a daily record:

7.3.1	on a Vehicle by Vehicle basis, of the amounts paid by and to each Vehicle Manufacturer and/or Vehicle Dealer, any amount due by or to a Vehicle Manufacturer and/or Vehicle Dealer and the balance from time to time outstanding on a Vehicle Manufacturer’s and/or Vehicle Dealer’s account;

7.3.2	of all correspondence with Vehicle Manufacturers and Vehicle Dealers;

7.3.3	of the amounts which are recorded as a credit entry or as a debit entry in the Ledgers and each Dutch FleetCo Spanish Bank Account;

7.3.4	of the purpose for which any amounts are recorded as a credit entry or as a debit entry in the Ledgers and each Dutch FleetCo Spanish Bank Account;

all in a manner which is consistent with the Relevant Transaction Documents to which Dutch FleetCo is a party and as may be necessary to enable the Spanish Servicer to perform its obligations under this Agreement and for all Spanish Tax and VAT purposes.

8.	EXCLUDED PAYMENTS

Any Excluded Payments standing to the credit of the Excluded Payments ledger of the Dutch FleetCo Spanish Transaction Account shall be remitted by the Spanish Servicer, upon the Spanish Servicer becoming aware of the same, to the person who is entitled to such funds. In particular this may include, inter alia, any amounts paid into the Dutch FleetCo Spanish Transaction Account:

8.1	which constitute any rebates, credit or similar incentive for the purchase of Vehicles and such amounts shall be paid to Spanish OpCo in accordance with clause 39 of the Spanish Master Lease Agreement;

8.2	in reimbursement for repair work performed on such Vehicle by the Lessee (at its own cost), where such work is covered by warranty and such amounts shall be paid to the Lessee;

8.3	in relation to insurance proceeds paid in respect of a Vehicle which has been purchased by the Lessee from the Lessor (including, without limitation, a Casualty) and such amounts shall be paid to the Lessee;

8.4	in respect of a Vehicle which is owned by Spanish OpCo, and such amounts shall be paid to Spanish OpCo;

8.5	in reimbursement of Tax on Motor Vehicles paid by Spanish OpCo in accordance with clause 10.9 of this Agreement and such amounts shall be paid to Spanish OpCo in accordance with paragraph 1.4, Part A, Schedule 1 to this Agreement; and

8.6	in error to Dutch FleetCo and to which Dutch FleetCo is not contractually entitled, to the person who is so entitled to such funds.

9.	FLEETCO ADVANCE DRAWDOWN NOTICES/NO DRAWING CONFIRMATION

9.1.1	The Spanish Servicer shall deliver on each Reporting Date or Intra-Month Reporting Date, as applicable, a draft but completed FleetCo Advance Drawdown Notice on behalf of Dutch FleetCo to the Central Servicer (who is acting as the agent of the Issuer) (with a copy being sent to the Transaction Agent, the Issuer Security Trustee, the FleetCo Security Agent and the Issuer Cash Manager).

9.1.2	In the event that Dutch FleetCo is not requesting any funding under the FleetCo Spanish Facility Agreement when Dutch FleetCo and/or Italian FleetCo are requesting funding under the FleetCo German Facility Agreement and/or FleetCo Italian Facility Agreement, respectively, the Spanish Servicer shall provide a no drawing confirmation to the Issuer, the Issuer Cash Manager, the Issuer Security Trustee, the FleetCo Security Agent and the Transaction Agent by 2pm (CET) on the Reporting Date or Intra-Month Reporting Date, as applicable.

9.1.3	Following receipt of confirmation of compliance with the Country Asset Value Test and the Issuer Borrowing Base Test from the Transaction Agent on the Information Date pursuant to clause 14A.1.1.2 of the Framework Agreement, the Spanish Servicer shall sign each FleetCo Advance Drawdown Notice (which shall include any necessary amendments) and deliver such FleetCo Advance Drawdown Notice to the Central Servicer (acting as agent of the Issuer) on the Information Date or Intra-Month Information date, as applicable.

SCHEDULE 2

NEGOTIATION GUIDELINES IN RELATION TO NEW BUY-BACK

AGREEMENTS TO BE ENTERED INTO BETWEEN FLEETCOS AND VEHICLES

MANUFACTURERS

1.	General No confusion: (definitions, parties etc)

Recitals to the Pro-forma Supplemental Agreement

“WHEREAS:

(A)	The Supplier carries on the business of manufacturing and selling vehicles.

(B)	OpCo purchases vehicles from the Supplier pursuant to fleet agreements entered into with the Supplier and which are renewed on an annual basis.

(C)	FleetCo is a special purpose entity incorporated for the purposes of, inter alia, purchasing Vehicles from the Supplier and leasing the Vehicles so purchased to OpCo and wishes to accede as additional purchaser to future fleet agreements to be entered into by OpCo and the Supplier and benefit from similar purchase terms and conditions.

(D)	FleetCo proposes to finance the purchase of its Vehicles from the Supplier through a specific financing structure. Such financing structure requires certain specific provisions to be contained in future fleet agreements. Accordingly, the parties wish to provide for such specific provisions to be incorporated into future fleet agreements to be entered into between OpCo, FleetCo and the Supplier.”

Clause 1 of the Pro-forma Supplemental Agreement

“NOW THEREFORE IT IS HEREBY AGREED:

1.	DEFINITIONS

Wherever used in this Agreement and the recitals hereto, and unless the context otherwise requires, the following terms shall have the following meanings:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

“Contract” has the meaning as set out in Clause 2.1 (The Contract) hereof;

“Finance Documents” means, collectively, the transaction documents entered into by, inter alios, FleetCo in connection with the execution of the Finance Transaction;

“Finance Transaction” has the meaning ascribed to such term in Clause 11.2 (Permitted Disclosure);

“Group” means OpCo and its Affiliates;

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary;

“Repurchase Obligations” means the obligations of the Supplier to re-purchase, at the applicable Repurchase Price, those Vehicles previously purchased by FleetCo from the Supplier pursuant to this Agreement;

“Repurchase Price” means, in relation to any Vehicle, the purchase price payable by the Supplier to FleetCo for the re-purchase by the Supplier of such Vehicle, in each case, as calculated pursuant to and in accordance with the Sale and Repurchase Terms;

“Required Repurchase Condition Standards” means any applicable provisions or eligibility criteria set out in the Contract requiring Vehicles to meet specified condition standards or eligibility criteria in relation to the Repurchase Obligations;

“Required Repurchase Procedures” means any applicable procedures or requirements, including any minimum or maximum holding periods, set out in the Contract and required to be followed by FleetCo (or its agents, if any) in relation to the Repurchase Obligations;

“Sale and Repurchase Terms” means the general terms and conditions for sale and repurchase of vehicles set out in Schedule 1 (Sale and Repurchase Terms);

“Subsidiary” means any company or corporation (a) which is controlled, directly or indirectly, by (and would be treated as a subsidiary in the latest financial statements of) the first-mentioned company or corporation; or (b) of which more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or (c) which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation, and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

“Turnback Damages” means damages payable by FleetCo or deductions to the Repurchase Price applicable by the Supplier as a result of failure by FleetCo to comply with the Required Repurchase Condition Standards; and

“Vehicles” means any passenger vehicle, van or other light duty or heavy duty commercial vehicle or truck purchased by FleetCo or OpCo subject to an in accordance with the terms of the Contract.”

2.	Separate Notices

Clause 16 of the Pro-forma Supplemental Agreement

16.	“NOTICE

16.1	Communications in writing

Any notice to be served by a party to the Contract:

16.1.1	shall be in writing;

16.1.2	shall be in the English language or accompanied by a translation thereof into English certified (by an officer of the person making or delivering the same) as being a true and accurate translation thereof; and

16.1.3	shall be delivered personally or sent by first class post (and air mail if overseas) or by fax or by e mail to the party due to receive the Notice at its address, fax number or e mail address set out below and marked for the attention of the person or persons set out in below or to another address or fax number or e mail address or marked for the attention of another person or persons specified by the receiving party by not less than 7 days’ written notice to the other Parties received before the notice was despatched.

16.2	Time of receipt

Unless there is evidence that it was received earlier, a notice marked for the attention of the person specified in accordance the above sub-clause is deemed given:

16.2.1	if delivered personally, when left at the relevant address referred to below;

16.2.2	if sent by post, except air mail, two business days after posting it;

16.2.3	if sent by air mail, six business days after posting it;

16.2.4	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine; and

16.2.5	if sent by e mail, two business days after sending it.

16.3	Business day

In the above clause 16.2 (Time of Receipt), “business day” means a day other than a Saturday, Sunday or public holiday in either the country from which the notice is sent or in the country to which the notice is sent.

16.4	Notice details

In the case of the Supplier:

Address:

Tel:

Fax:

Email:

Attention:

In the case of OpCo:

Address:

Tel:

Fax:

Email:

Attention:

In the case of FleetCo:

Address:

Tel:

Fax:

Email:

Attention:

3.	Vehicle Purchasing

Clause 3 of the Pro-forma Supplemental Agreement

3.	“VEHICLE PURCHASING

3.1	Purchases by OpCo

Unless otherwise agreed in writing by the parties, with effect from the Contract Commencement Date, OpCo shall purchase Vehicles under the Contract in accordance with the Sale and Repurchase Terms only and FleetCo shall remain a potential purchaser under the Contract but shall not, until the FleetCo Commencement Date (as defined below), itself purchase Vehicles under the Contract.

3.2	FleetCo Commencement Date

[Imperative]

OpCo shall notify the Supplier of the date from which FleetCo shall start purchasing Vehicles under the Contract (such date, the “FleetCo Commencement Date”). With effect from and following the FleetCo Commencement Date, OpCo and FleetCo shall both be entitled to purchase Vehicles from the Supplier pursuant to and in accordance with this Contract. For the avoidance of doubt, FleetCo shall have no obligation (contractual or non-contractual) to purchase any Vehicle from the Supplier under this Contract, unless a purchase order in respect of such Vehicle has been issued by FleetCo.

3.3	No Liability of FleetCo for OpCo obligations

[Imperative]

3.3.1	FleetCo shall not have any liability (howsoever described) for the obligations (contractual or non-contractual) of OpCo (in its capacity as a guarantor, purchaser of vehicles or howsoever otherwise arising) under the Contract.

3.3.2	To the extent that OpCo enters into or is party to any other vehicles sale arrangement with the Supplier, FleetCo shall not have any liability (howsoever described) for the obligations (contractual or non-contractual) of OpCo under any such arrangement or any contractual agreement relating thereto.

3.4	No Liability of FleetCo for OpCo failure

[Imperative]

3.4.1	The Supplier agrees and recognises that the obligation of FleetCo to turn-back Vehicles (if any) under the Contract is conditional on the full and timely performance by OpCo of its corresponding obligation to return such Vehicles under its separate lease contractual arrangements with FleetCo.

3.4.2	Whenever the Supplier suffers any damage or loss in relation to the re-possession by the Supplier of a Vehicle from FleetCo whether pursuant to the applicable retention of title provisions provided for under the Sale and Repurchase Terms (if any) or upon turn back of a Vehicle by FleetCo in breach of the Sale and Repurchase Terms or the Supplier otherwise wishes to claim any amounts under or in connection with this Agreement, such damage, loss or amounts shall in each case only be recoverable from OpCo and in no event shall FleetCo be liable for any such damage, loss or amounts, provided however that, for the avoidance of doubt, any damages suffered by the Supplier which are Turnback Damages owed by FleetCo to such Supplier may be off set by the Supplier against any amount of the Repurchase Price owed by it to FleetCo in accordance with the provisions of Clause 9 (Set Off).

3.5	Several obligation (obligaciunes mancomunadas)

[Imperative]

Without prejudice to the provisions under Clause 6 (Guarantee), the obligations and liabilities of FleetCo and OpCo under the Contract shall in each case be several and not joint (mancomunadas).

3.6	No waiver

[Non-imperative]

The purchase by FleetCo of Vehicles under the Contract shall not prejudice or affect any liability of any party under the Contract which may have arisen prior to the FleetCo Commencement Date or, except as expressly mentioned herein, waive or modify any obligation of any party under the Sale and Repurchase Terms to the extent that such obligation was to be performed or observed at any time prior to the execution of the Contract.”

4.	Volume Targets and Rebates (non-imperative)

Clause 4 of the Pro-forma Supplemental Agreement

4.	“VOLUME TARGETS AND REBATES

[Non-imperative]

4.1	Vehicles purchased by OpCo and FleetCo under the Contract shall be aggregated when determining or calculating any minimum volume of Vehicles required to be purchased under the Sale and Repurchase Terms and the minimum requirements of purchase against which various rebates and discounts provided under the Sale and Repurchase Terms may apply.

4.2	Any bonus payment or other similar amount payable by the Supplier for Vehicles purchased under the Contract by OpCo or by FleetCo shall, in each case, be paid to OpCo.

4.3	Any reduction to the purchase price of Vehicles as a result of any minimum vehicle purchase levels being reached (such minimum purchase levels being determined or calculated in accordance with clause [4.1] above) shall inure to the benefit of FleetCo and OpCo and such reduction to the purchase price shall apply to all Vehicles to be purchased by FleetCo and OpCo.

4.4	In the event that any minimum vehicle purchase level required under the Contract in the relevant year is not met, any rebate of bonus payment or other reduction of benefits applied to the purchase price on Vehicles purchased by FleetCo, or any other amount recoverable by the Supplier (howsoever described and including, without limitation, penalty payments, if applicable), shall in each case only be recoverable from OpCo and in no event shall FleetCo be liable for any such amounts.”

5.	Purchase Orders and Transfer of title

Clause 5 of the Pro-forma Supplemental Agreement

5.	“PURCHASE ORDERS AND TRANSFER OF TITLE

[Imperative]

5.1	The Supplier hereby agrees to:

5.1.1	invoice OpCo and FleetCo separately whenever this Contract (including pursuant to the Sale and Repurchase Terms) provides that an amount shall be due to the Supplier by any of them; and

5.1.2	record any order of Vehicles made by OpCo or, as the case may be, FleetCo in the name of the company that made the order.

5.2	[Option 1 below is the best position for Avis and should be our starting position. If Suppliers will not agree to Option 1, Option 2 should be used. The number of days in Option 2 should be as small as possible, every additional day has a detrimental effect on the securitisation. In no event should this period be longer than 30 days.]

Notwithstanding anything to the contrary in this Agreement, FleetCo may, at any time and for any reason whatsoever, cancel all outstanding vehicle orders (but not some of them) it has placed with the Supplier by giving a notice in writing (the “Cancellation Notice”) to the Supplier (with a copy to OpCo). The Cancellation Notice will be effective [OPTION 1: immediately upon] [OPTION 2: [—] days after] receipt by the Supplier in legible form, upon which FleetCo shall (i) irrevocably and definitely be discharged from all obligations and liabilities towards the Supplier arising or which may arise from such cancelled orders and (ii) cease to be able to make any new vehicle order under the Contract.

5.3	OpCo irrevocably acknowledges and agrees that, upon Supplier’s request in writing, OpCo shall unconditionally assume all FleetCo’s obligations and liabilities and benefit from all FleetCo’s rights (including the right to receive delivery of the relevant vehicles) which may arise from the cancelled orders. The Supplier irrevocably acknowledges and agrees that any default by OpCo or the unenforceability for any reason of the assumption by OpCo of FleetCo’s rights and obligations (including the right to receive delivery of the relevant vehicles) shall not affect the validity and enforceability of the discharge of FleetCo’s obligations and liabilities as set out in Clause 5.2 above.”

6.	Repurchase Obligations unconditional

Clause 7 of the Pro-forma Supplemental Agreement

7.	“REPURCHASE OBLIGATIONS UNCONDITIONAL

[Non-imperative]

7.1	The Repurchase Obligations shall be unconditional and irrevocable obligations of the Supplier, subject only to (a) any applicable Required Repurchase Procedures, and (b) any Required Repurchase Condition Standards. Without limiting the generality of the foregoing, no Repurchase Obligation shall be conditional upon FleetCo or OpCo or any other person, individually or in aggregate purchasing any minimum number of Vehicles or meeting any other minimum threshold level over or within any period or the solvency of FleetCo, OpCo or any other member of the Group.

7.2	By exception to any terms of the Required Repurchase Procedures or Required Repurchase Condition Standards, no Repurchase Obligations shall be conditional upon whether FleetCo turns back Vehicles to the Supplier within agreed vehicles holding periods.”

7.	Termination

Clause 8 of the Pro-forma Supplemental Agreement

8.	“TERMINATION

8.1	“Each of the parties hereto may terminate the Contract (including the Sale and Repurchase Terms) subject to and in accordance with the terms thereof, provided always that (a) such termination is without prejudice to any Required Repurchase Procedures or Required Repurchase Condition Standards and (b) notwithstanding any other provisions of the Sale and Repurchase Terms to the contrary:

8.1.1	the Supplier shall not at any time be entitled to terminate its Repurchase Obligations in relation to any Vehicle which has previously been delivered to or to the order of FleetCo prior to the termination date and any such Repurchase Obligations shall survive any termination of the Contract irrespective of whether such termination is as a result of any breach by OpCo of any of its obligations under this Contract; [Non-imperative]

8.1.2	the provisions of Clauses 9 (Set Off), 13 (Limited Recourse) and 14 (Non Petition) shall survive the termination of the Contract; [Imperative]

8.1.3	the terminating party must have given prior reasonable notice in writing to the other party of its intention to terminate the Contract; and [Non-imperative]

8.1.4	no amounts to be paid by FleetCo pursuant to the Contract shall become immediately due and payable as a result of, or in connection with, the termination of the Contract. [Imperative]”

8.	Set off rights

Clause 9 of the Pro-forma Supplemental Agreement

9.	“SET OFF

[OPTION 1 – TO BE INSERTED WHENEVER POSSIBLE]

9.1	The Supplier may off set any amount owed by FleetCo in respect of Turnback Damages under the Contract against any amount of the Repurchase Price owed under the Contract by the Supplier to FleetCo. Other than the preceding sentence, the Supplier undertakes not to set off any amount owed to it by FleetCo (including any unpaid purchase price owed to the Supplier by FleetCo in relation to Vehicles ordered by FleetCo (whether delivered or not) under any vehicle purchasing agreement entered into from time to time between such parties (including the Contract) against any amount (including, save as provided for in the preceding sentence, amounts of Repurchase Price) owed by the Supplier to FleetCo under any vehicle purchasing agreement entered into from time to time between such parties (including the Contract).

9.2

Notwithstanding the above, the Supplier undertakes not to set off any amount owed by OpCo to the Supplier under the Contract, or otherwise (including under any other vehicle purchasing agreement entered into from time to time between such parties), against any amounts owed by the Supplier to FleetCo pursuant to the Contract or to any other vehicle purchasing agreement entered into from time to time between FleetCo and the Supplier, even if any are deemed to be connected (ex eadem causa) claims.

[OPTION 2 – TO BE INSERTED IF OEM WILL NOT AGREE TO OPTION 1]

9.1	The Supplier may off set any amount owed by FleetCo to the Supplier pursuant to the Contract against any amount owed by it to FleetCo pursuant to the Contract or any agreement made between FleetCo and the Supplier. FleetCo may off set any amount owed by the Supplier to FleetCo pursuant to the Contract against (a) any amount owed by it to the Supplier pursuant to the Contract or any agreement made between FleetCo and the Supplier or (b) any amount which becomes owed by it to the Supplier pursuant to any agreement which may be entered into between them. [Non-imperative]

9.2	Notwithstanding the above, the Supplier undertakes not to set off any amount owed by OpCo to the Supplier under the Contract, or otherwise (including under any other vehicle purchasing agreement entered into from time to time between such parties), against any amounts owed by the Supplier to FleetCo pursuant to the Contract or to any other vehicle purchasing agreement entered into from time to time between FleetCo and the Supplier, even if any are deemed to be connected (ex eadem causa) claims. [Imperative]”

9.	Title

Clause 10 of the Pro-forma Supplemental Agreement

10.	“TITLE

[Non-imperative]

10.1	Transfer to FleetCo

To the extent that credit terms are made available to FleetCo by the Supplier in relation to the payment by FleetCo of the applicable purchase price in respect of the relevant Vehicle, title to such Vehicle shall not pass from the Supplier to FleetCo until the time of payment in full of the purchase price for that Vehicle by FleetCo to the Supplier following which title to the Vehicle shall immediately and unconditionally pass from the Supplier to FleetCo.

10.2	Transfer to Supplier

To the extent that credit terms are made available to the Supplier by FleetCo in relation to the payment by such Supplier (or on its behalf) of the applicable Repurchase Price in respect of the relevant Vehicle, title to a Vehicle shall not pass from FleetCo to the Supplier until the time of payment in full of the Repurchase Price for that relevant Vehicle by the Supplier (or if specified by the Supplier at the time of payment, by its nominee) to FleetCo following which title to the Vehicle shall immediately and unconditionally pass to the Supplier.”

10.	Confidentiality

Clause 11 of the Pro-forma Supplemental Agreement

11.	“CONFIDENTIALITY

[Imperative]

11.1	General prohibition on disclosure

Subject only as provided in sub-clause 11.2 below, none of FleetCo, OpCo nor the Supplier may disclose the terms of the Contract, to any person without the prior written consent of:

11.1.1	in the case of disclosure by FleetCo or OpCo, the Supplier; or

11.1.2	in the case of disclosure by the Supplier, FleetCo and OpCo;

provided always that such prohibition on disclosure shall not apply to any disclosure to any court of competent jurisdiction in accordance with any requirement of or direction by any regulatory body, regulatory investment exchange, listing authority or other competent or relevant authority or as otherwise required by applicable law or regulation.

11.2	Permitted disclosure

FleetCo shall be entitled to disclose any term of the Contract in connection with any proposed issue of securities and/or other form of financing which is secured, whether directly or indirectly, on any Vehicle to be purchased by it or FleetCo’s rights, interests or benefits under the Contract (a “Finance Transaction”):

11.2.1	to any Affiliate of FleetCo or any issuer, guarantor, funding provider (being a bank lender or otherwise), security trustee, lead manager or arranger (or any person appointed in a similar role), rating agency, servicer, monoline insurer, any other person providing credit support or credit or liquidity enhancement for a proposed Finance Transaction or any person to whom or for whose benefit FleetCo assigns, pledges or transfers pursuant to clause 1.26 below as well as their agents, professional advisors and Affiliates; and

11.2.2	(other than in relation to any commercial terms including purchase price, Repurchase Price, any requirement in relation to the number of Vehicles required to be purchased by FleetCo or OpCo pursuant to the Contract, discounts, depreciation, payment terms, bonus arrangements, refurbishment costs, overmileage penalties, as the case may be) pursuant to any offering document, or investor presentation or any other marketing materials prepared in connection with a proposed Finance Transaction.”

11.	Assignment and transfer

Clause 12 of the Pro-forma Supplemental Agreement

12.	“ASSIGNMENT AND TRANSFERS

12.1	Assignment by FleetCo

FleetCo may assign, pledge or transfer (by way of security or otherwise) its rights, interests and/or benefits under the Contract to a third party funding provider, a FleetCo Security Agent, a security trustee or any other person in relation to or in connection with any Finance Transaction without restriction and without the need to obtain the consent of the Supplier or any other person. [Imperative]

12.2	Assignment by the Supplier

The Supplier may assign its rights under the Contract without the prior written consent of FleetCo, provided that such assignment or transfer does not prejudice any rights or benefits of FleetCo (including, without limitation, any set-off rights under the Contract against any assignee of the Supplier) and does not grant such assignee any more rights against FleetCo than those granted to the Supplier under the Contract. [Non-imperative]”

12.	No-Petition and Non-recourse

Clauses 13 and 14 of the Pro-forma Supplemental Agreement

13.	“LIMITED RECOURSE

[Imperative]

13.1	Save as otherwise expressly contemplated herein, each of the Supplier and OpCo may commence legal proceedings against FleetCo to the extent that the only relief sought against FleetCo pursuant to such proceedings is the re-possession by the Supplier of a Vehicle (in respect of which the applicable purchase price remains unpaid) pursuant to the applicable retention of title provisions provided for under the Sale and Repurchase Terms (if any) and shall not have recourse to any asset of FleetCo (other than any such Vehicle). [Imperative]

13.2	The Supplier hereby irrevocably and unconditionally covenants and undertakes that, other than as expressly specified herein, it shall not be entitled to and shall not initiate or take any step prior to twenty-four (24) months and one (1) day after the termination of the Finance Documents in connection with the commencement of legal proceedings (howsoever described) to recover any amount owed to it by FleetCo under the Contract (other than serving a written demand on FleetCo for payment subject to the terms of this Contract and solely for the purpose of avoiding forfeiture of right or any other action strictly necessary to prevent the legal expiration of its rights hereunder). [Imperative]

13.3

The Supplier irrevocably and unconditionally agrees that any amounts owed to it by FleetCo under the Contract will only become matured, due and payable if and to the extent that the available funds of FleetCo are sufficient to pay for such amounts in accordance with the relevant priority agreement of the Finance Documents, provided that any such amounts owed by FleetCo will become due and payable on the day which is twenty-four (24) months and one (1) day after the termination of the Finance Documents (to the extent that they have not become due and payable prior to that day pursuant to this clause). [Non-imperative but is recommended to be included]

14.	NON PETITION

[Imperative]

The Supplier shall not be entitled to take, and unconditionally and irrevocably agrees that it shall not take, prior to twenty-four (24) months and one (1) day after the termination of the Finance Documents, any step in connection with:

14.1.1	the liquidation, suspension of payments, bankruptcy, emergency regulations or insolvency (or any similar or analogous proceedings of circumstances) of FleetCo; or

14.1.2	the appointment of an insolvency officer or any similar officer in relation to FleetCo or any of its assets whatsoever; or

14.1.3	the initiation (or the joining of any person to initiate) or the taking of any step (on behalf of itself or by any person on its behalf) in connection with the liquidation or insolvency (or any similar or analogous proceedings of circumstances) of FleetCo. [This sub-paragraph is non-imperative but is recommended to be included]”

13.	Amendment – no amendment without prior written consent of each party

Clause 17 of the Pro-forma Supplemental Agreement

17.	“AMENDMENTS, MODIFICATIONS AND WAIVERS

No term of this Contract (including the Sale and Repurchase Terms and this Agreement) may be amended, modified or waived by any party hereto, except with the prior written consent of the parties hereto and any such amendment, modification or waiver shall be binding on all the parties hereto.”

SCHEDULE 3

REJECTED VEHICLE SCHEDULE

Relating to Dutch FleetCo

Vehicle Identification Number:

Manufacturer:

Model year and make:

Programme/Non-Programme:

Drop location/owning area:

Date of original purchase:

Capitalised Cost:

Effective date of sale to Dutch FleetCo:

Date of rejection by Lessee:

Net Book Value:

LESSOR

Dutch FleetCo

By:
As Spanish Servicer, for and on behalf of Dutch FleetCo

Date:

AVIS ALQUILE UN COCHE S.A.

Spanish OpCo

By:

Date:

SCHEDULE 4

CONDITIONS PRECEDENT

1.	A copy certified by an officer of the Spanish Servicer to be a true, complete and up-to-date copy, of the constitutional documents of the Spanish Servicer.

2.	A copy certified by an officer of the Spanish Servicer to be a true copy, and being in full force and effect and not amended or rescinded, of resolutions of the board of directors of the Spanish Servicer, amongst others:

(a)	approving the transactions contemplated by the Spanish Servicing Agreement; and

(b)	authorising a person or persons to sign and deliver on behalf of the Spanish Servicer, the Spanish Servicing Agreement and any notices or other documents to be given pursuant thereto.

3.	Specimen signatures, authenticated by an officer of the Spanish Servicer of each of the authorised signatories referred to in paragraph 2(b) above.

SCHEDULE 5

FORM OF OFFICER’S CERTIFICATE

To

Crédit Agricole Corporate and Investment Bank

9 quai du Président Paul Doumer

92920 Paris La Défense Cedex

France

(the “FleetCo Security Agent” for itself and on behalf of the Spanish FleetCo Secured Creditors and the “Transaction Agent”)

The undersigned,                             , an Authorised Signatory of Dutch FleetCo, pursuant to Paragraph 1.1.3 (Designation of Eligible Vehicles) of Part A of Schedule 1 of the Spanish Servicing Agreement hereby certifies that:

(a)	Dutch FleetCo is in receipt of the indicative terms for the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the [ ] model year;

(b)	upon review of such terms there are no changes or indication of changes to the terms and conditions (other than changes related to Commercial Terms) of the relevant Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement as compared to the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the previous model year that are likely to have a Material Adverse Effect on Dutch FleetCo or, where the changes do not comply with the foregoing, the undersigned confirms that the FleetCo Security Agent has consented to such changes and attaches a copy of such consent; and

(c)	the undersigned has no reason to believe that there will be any changes to the terms and conditions of the final Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the [ ] model year (when the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement is to be entered into) as compared to the Vehicle Dealer Buy-Back Agreement or Vehicle Manufacturer Buy-Back Agreement for the previous model year that would be likely to have a Material Adverse Effect on Dutch FleetCo (other than changes related to Commercial Terms).

Capitalised terms used but not defined in this Certificate shall have the meanings ascribed to such terms in the Spanish Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate this      day of         , 20    .

[Name]
[Title]

SCHEDULE 6

FORM OF DIRECTOR’S CERTIFICATE REGARDING NEGOTIATION

GUIDELINES COMPLIANCE

To

FinCar Fleet B.V., Sucursal en España

Avenida Manoteras nº 32

28050 Madrid

Spain

(“Dutch FleetCo”)

Crédit Agricole Corporate and Investment Bank

9 quai du Président Paul Doumer

92920 Paris La Défense Cedex

France

(the “FleetCo Security Agent” for itself and on behalf of the Spanish FleetCo Secured Creditors and the “Transaction Agent”)

Pursuant to Paragraph 1.1.1 of Part A of Schedule 1 of the Spanish Servicing Agreement, the undersigned,                             , a Director of the Spanish Servicer, hereby certifies that:

(a)	Appendix A hereto contains a complete list of all Vehicle Manufacturer Agreements and Vehicle Dealer Agreements entered into or renewed by Dutch FleetCo during the calendar year [—], other than those Vehicle Manufacturer Agreements and Vehicle Dealer Agreements in respect of which the FleetCo Security Agent has granted a waiver pursuant to Paragraphs 1.1.1(a) of Schedule 1 of the Spanish Servicing Agreement;

(b)	the undersigned hereby certifies that all Vehicle Manufacturer Agreements and Vehicle Dealer Agreements listed in Appendix A satisfy all of the Imperative Principles and the Non-Imperative Principles of the Negotiation Guidelines set forth in Schedule 1 of the Spanish Servicing Agreement; and

(c)	the undersigned hereby certifies that the Vehicle Manufacturer Agreements and Vehicle Dealer Agreements listed in Appendix B satisfy all of the Imperative Principles but not all of the Non-Imperative Principles of the Negotiation Guidelines. The number of the relevant Non-Imperative Principle that is not complied with is set out next to the name of the relevant Vehicle Manufacturer Agreements and Vehicle Dealer Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate this      day of         , 20     .

[Name]
Director

SCHEDULE 7

SPANISH SERVICER COMMUNICATION TO DUTCH FLEETCO DUE TO

SUBPROCESSING AGREEMENT

AVIS ALQUILE UN COCHE, S.A.

Avenida de Manoteras 32

28050 Madrid

FINCAR FLEET B.V., SUCURSAL EN ESPAÑA

Avenida de Manoteras 32

28050 Madrid

I, hereby notify to FINCAR FLEET B.V., SUCURSAL EN ESPAÑA that the company [insert details] (registered at the Mercantile Registry of [—] under volume [—], page [—], sheet number [—], inscription [—] and with CIF number [—]), a company incorporated in Spain with its principal place of business in Spain will act as a sub-processor of AVIS ALQUILE UN COCHE, S.A., and therefore will have access to personal data for which Dutch FleetCo is responsible.

In addition to this, I hereby notify that in order to comply with provisions of Article 21 of the Royal Decree 1720/2007 dated 21 December, AVIS ALQUILE UN COCHE, S.A. has entered into a sub processing agreement with [insert sub-processor].

AVIS ALQUILE UN COCHE, S.A.

By:

Name:

Title:

SCHEDULE 8

CONTRATO DE SUBENCARGO DE TRATAMIENTO SUSCRITO ENTRE AVIS

ALQUILE UN COCHE, S.A. Y [INSERT SUB ENCARGADO]

En Madrid, a [—] de [—] de [—]

REUNIDOS

De una parte, D. [—], mayor de edad con D.N.I. nº [—], y domicilio profesional en [—].

Y de otra parte, D. [—], mayor de edad con D.N.I. nº [—], y domicilio profesional en [—].

INTERVIENEN

D. [—], en nombre y representación de la Mercantil AVIS ALQUILE UN COCHE, S.A., compañía inscrita en el Registro Mercantil de Madrid, volumen 2552, página 68, hoja M-44527 inscripción 265ª y CIF A28152767 (en adelante “OpCo”). D. [—]interviene en calidad de [—]en virtud de escritura pública otorgada ante el Notario de [—]en fecha [—]de [—]de [—]bajo el número [—]de su protocolo.

D. [—], en nombre y representación de la Mercantil [—], compañía inscrita en el Registro Mercantil de [—], volumen [—], página [—], hoja [—]inscripción [—]y CIF [—]. D. [—]interviene en calidad de [—]en virtud de escritura pública otorgada ante el Notario de [—]en fecha [—]de [—]de [—]bajo el número [—]de su protocolo.

EXPONEN

I.- Que FINCAR FLEET B.V., SUCURSAL EN ESPAÑA (“Dutch FleetCo”) y OpCo han firmado dos Acuerdos de fecha 22 de junio de 2012, denominados Spanish Interim Master Lease Agreement y Spanish Interim Servicing Agreement, respectivamente.

II.- Que como consecuencia de la prestación de los servicios a los que OpCo se obliga bajo los contratos anteriormente mencionados, OpCo va a precisar de la colaboración de la compañía [insertar subencargado] para lo cual va a ser necesario que [insertar subencargado] acceda, como subencargado del tratamiento, a los ficheros de datos pertenecientes a Dutch FleetCo.

III.- Que como consecuencia de lo anterior, resulta necesario, en cumplimiento de lo dispuesto en la Ley Orgánica 15/1999 de 13 de Diciembre (“LOPD”) y del Reglamento que la desarrolla, el RD 1720/2007 de 21 de Diciembre (“Reglamento”) celebrar el correspondiente acuerdo entre OpCo, como encargada del tratamiento, y [insertar subencargado] como subencargada, que se regirá por las siguientes

CLÁUSULAS

PRIMERA.- OpCo como encargado del tratamiento (“Encargado”) de los ficheros de Dutch FleetCo va a proceder a dar acceso a dichos ficheros a [insertar subencargado], que actuará como subencargada del tratamiento de los mismos. Siendo esto así, y al objeto de cumplir con lo previsto en el artículo 12 de la LOPD y con lo dispuesto en el artículo 21 del Reglamento, las Partes acuerdan lo siguiente:

•	[insertar subencargado] mantendrá el secreto y la confidencialidad de los ficheros.

•	[insertar subencargado] sólo llevará a cabo tratamientos de los ficheros siguiendo las instrucciones de OpCo y de Dutch FleetCo.

•	[insertar subencargado] no aplicará ni utilizará estos ficheros con fines distintos a la prestación de los servicios de realización de estudios de mercado mencionados en el presente Acuerdo.

•	[insertar subencargado] no comunicará ni cederá a terceros estos ficheros ni siquiera con fines de conservación.

•

[insertar subencargado] implantará, con respecto a los ficheros, las medidas de Seguridad que sean necesarias con el fin de cumplir con lo dispuesto en el artículo 9 de la LOPD y en el Reglamento. Dado el tipo de datos de carácter personal contenidos actualmente en los ficheros, las Medidas de Seguridad que deberá implantar el Prestador según lo aquí regulado, serán aquellas calificadas de nivel básico en el Reglamento. Dichas medidas de seguridad podrán ser modificadas a instancias de OpCo al objeto de acomodarlas a cambios normativos o a variaciones en la tipología de Datos.

Una vez terminada la prestación de los Servicios, los ficheros (así como cualesquiera soportes o documentos que contengan algún dato de carácter personal de estos Ficheros) que [insertar subencargado] tenga en su poder, serán devueltos a OpCo o, a petición escrita de este último, destruidos en su totalidad.

Las Partes se comprometen a asumir directamente sus respectivas responsabilidades y a mantenerse indemnes entre sí por cuantas responsabilidades, incluidas, sin limitación, sanciones administrativas, tuvieran que hacer frente como consecuencia del incumplimiento total o parcial de la otra Parte en relación con sus obligaciones derivadas del presente Acuerdo en la medida en que dicha responsabilidad o infracción sea consecuencia de actos u omisiones de la otra Parte en la esfera de sus competencias.

AVIS ALQUILE UN COCHE, S.A.	[insertar subencargado]

Nombre:	Nombre:
Cargo:	Cargo: